Document 1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(a joint stock limited company incorporated in the People’s Republic of China with limited liability)
(Stock Code: 0386)

Results for the Year Ended 31 December 2008

§1.	Important Notice

1.1
The Board of Directors (the “Board of Directors”) of China Petroleum & Chemical Corporation (“Sinopec Corp.”) and the Directors, Supervisors and Senior Management warrant that there are no material omissions from, or misrepresentations or misleading statements contained in this announcement, and jointly and severally accept full responsibility for the authenticity, accuracy and completeness of the information contained in this announcement.

This announcement is a summary of the annual report. The entire report can be downloaded from the websites of the Shanghai Stock Exchange (www.sse.com.cn) and Sinopec Corp. (www.sinopec.com). Investors should read the annual report for the year 2008 for more details.

1.2
The annual report for this year has been approved unanimously at the twenty-seventh meeting of the Third Session of the Board of Directors of Sinopec Corp.. No Director has any doubt as to, or the inability to warrant, the truthfulness, accuracy and completeness of the annual report.

1.3
Mr. Shi Wanpeng, Mr. Yao Zhongmin and Mr. Fan Yifei, Directors of Sinopec Corp., could not attend the meeting for reason of offical duties. Mr. Shi Wanpeng authorised Mr. Li Deshui, Director, Mr. Yao Zhongmin and Mr. Fan Yifei both authorised Mr. Wang Tianpu, Director, to vote on their behalves in respect of the resolutions put forward in the meeting of the Board.

1.4
The financial statements for the year ended 31 December 2008 of Sinopec Corp. and its subsidiaries (“the Company”) prepared in accordance with the PRC Accounting Standards for Business Enterprises (“ASBE”) and International Financial Reporting Standards (“IFRS”) have been audited by KPMG Huazhen and KPMG, respectively, and both firms have issued unqualified opinions on the financial statements.

1.5
Mr. Su Shulin (Chairman of the Board), Mr. Wang Tianpu (President), Mr. Dai Houliang (Director and Chief Financial Officer) and Mr. Liu Yun (Head of the Corporate Finance Department) warrant the authenticity the completeness of the financial statements contained in the annual report for the year ended 31 December 2008.

§2.	Basic Information about Sinopec Corp.

	2.1	Basic information of Sinopec Corp.

Stock name	SINOPEC CORP	SINOPEC CORP	SINOPEC CORP	SINOPEC CORP
Stock code	0386	SNP	SNP	600028
Place of listing	Hong Kong	New York	London	Shanghai
	Stock Exchange	Stock Exchange	Stock Exchange	Stock Exchange
Registered address	22 Chaoyanmen North Street, Chaoyang District, Beijing, China
and office address
Postcode	100728
Website	http://www.sinopec.com
E-mail	ir@sinopec.com / media@sinopec.com

2.2	Contact persons of Sinopec Corp. and means of communication

			Secretary to	Representative on
	Authorised representatives		the Board of Directors	Securities Matters

Name	Mr.Wang Tianpu	Mr. Chen Ge	Mr. Chen Ge	Mr. Huang Wensheng
Address	22 Chaoyanmen North Street, Chaoyang District, Beijing, China
Tel	86-10-5996 0028	86-10-5996 0028	86-10-5996 0028	86-10-5996 0028
Fax	86-10-5996 0368	86-10-5996 0368	86-10-5996 0368	86-10-5996 0368
E-mail	ir@sinopec.com / media@sinopec.com

§3.	PRINCIPAL FINANCIAL DATA AND INDICATORS

	3.1	FINANCIAL DATA AND INDICATORS PREPARED IN ACCORDANCE WITH THE PRC ACCOUNTING STANDARDS FOR BUSINESS ENTERPRISES (ÒASBEÓ)

3.1.1	Principal financial data

	For the years ended 31 December
	2008		2007		2006
		As restated*	As previously reported*	Change
Items	RMB millions	RMB millions	RMB millions	(%)	RMB millions

Operating income	1,452,101	1,204,843	1,204,843	20.5	1,061,669
Profit before taxation	24,226	83,434	82,911	(71.0)	76,305
Net profit attributable
to equity shareholders
of the Company	29,689	56,515	54,947	(47.5)	52,625
Net profit attributable
to equity shareholders
of the Company before
extraordinary gains and losses	29,820	56,551	49,622	(47.3)	54,332
Net cash flow from
operating activities	74,883	124,250	124,250	(39.7)	98,870

	At 31 December
	2008		2007		2006
		As restated*	As previously reported*	Change
Items	RMB millions	RMB millions	RMB millions	(%)	RMB millions

Total assets	752,235	729,863	718,572	3.1	613,627
Shareholders’ equity attributable
to equity shareholders
of the Company	330,080	308,045	300,949	7.2	264,910

3.1.2	Principal financial indicators

	For the years ended 31 December
	2008		2007		2006
			As previously
		As restated*	reported*	Change
Items	RMB	RMB	RMB	(%)	RMB

Basic earnings per share	0.342	0.652	0.634	(47.5)	0.607
Diluted earnings per share	0.302	0.652	0.634	(53.7)	0.607
Basic earnings per share
(before extraordinary
gain and loss)	0.344	0.652	0.572	(47.3)	0.627
Fully diluted return on
net assets (%)	8.99	18.35	18.26	(9.36)	19.87
				percentage
				points
Weighted average return on
net assets (%)	9.24	19.64	19.52	(10.40)	21.47
				percentage
				points
Fully diluted return (before
extraordinary gain and loss)
on net assets (%)	9.03	18.36	16.49	(9.33)	20.51
				percentage
				points
Weighted average return (before
extraordinary gain and loss)
on net assets (%)	9.28	19.65	17.63	(10.37)	22.17
				percentage
				points
Net cash flow from operating
activities per share	0.864	1.433	1.433	(39.7)	1.140

	At 31 December
	2008		2007		2006
			As previously
		As restated*	reported*	Change
Items	RMB	RMB	RMB	(%)	RMB

Net assets attributable to equity
shareholders of the Company
per share	3.807	3.553	3.471	7.15	3.055

*	The Company retrospectively adjusted the financial data in accordance with the China Accounting Standards for Business Enterprises Bulletin No.2 issued by the Ministry of Finance.

3.1.3	Extraordinary items and corresponding amounts

Items	For the year ended
31 December 2008
(income)/expenses
RMB millions

(Gain)/loss on disposal of fixed assets	(248)
Employee reduction expenses	306
Donations	104
Gain on disposal of long-term equity investments	(70)
Gain on disposal of available-for-sale financial assets	(186)
Other non-operating income and expenses,
excluding impairment losses on long-lived assets	194
Subtotal	100
Tax effect	(25)
Total	75
Attributable to:
Equity shareholders of the Company	131
Minority interests	(56)

3.1.4	Accounting captions measured by fair value

Unit: RMB millions
		Fair value	Fair value
		change	change	Provision fo
	Balance as at	recognised in	recognised	impairment	Balance as at
	1 January	profit and loss	in equity	losses for	31 December
Items	2008	during the year	during the year	the year	2008

Financial assets
Among which:
1.Financial assets at fair value
through profit and loss	—	22	—	—	114
Among which:
Derivative financial assets	—	22	—	—	114
2.Available-for-sale financial assets	653	—	296	—	154
Total financial assets	653	22	296	—	268
Financial liabilities	(3,947)	3,947	—	—	—
Investment properties	—	—	—	—	—
Productive biological assets	—	—	—	—	—
Other	—	—	—	—	—

Total	3,294	3,969	(296)	—	268

3.2	FINANCIAL INFORMATION EXTRACTED FROM THE FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS (ÒIFRSÓ)

	For the	For the		For the
	year ended	year ended		year ended
	31 December	31 December		31 December
Items	2008	2007	Change (%)	2006

Operating profit (RMB millions)	28,123	85,864	(67.2)	80,632
Profit attributable to equity
shareholders of the
Company (RMB millions)	29,769	56,533	(47.3)	53,603
Basic earnings per share (RMB)	0.343	0.652	(47.3)	0.618
Diluted earnings per share (RMB)	0.303	0.652	(53.5)	0.618
Return on capital employed (%) *	5.3	12.0	(6.7)	12.8
			percentage
			points
Net cash flow generated from operating
activities per share (RMB)	0.781	1.379	(43.4)	1.067

*	Return on capital employed = operating profit x (1 – income tax rate)/capital employed

	At	At		At
	31 December	31 December		31 December
Items	2008	2007	Change (%)	2006

Current assets (RMB millions)	164,311	185,116	(11.2)	146,490
Current liabilities (RMB millions)	274,537	265,355	3.5	216,372
Total assets (RMB millions)	767,827	732,725	4.8	610,832
Total equity attributable to
equity shareholders of the
Company (RMB millions)	328,669	307,433	6.9	264,334
Net assets per share (RMB)	3.791	3.546	6.9	3.049
Adjusted net assets per share (RMB)	3.699	3.466	6.7	2.976

3.3	MAJOR DIFFERENCES BETWEEN THE AUDITED FINANCIAL STATEMENTS PREPARED UNDER THE ASBE AND IFRS

√ Applicable ☐ Not applicable

	ASBE	IFRS

Net profit (RMB millions)	26,115	26,200

Difference analysis	Please see 9.2.3

§4.	Changes in Share Capital and Shareholdings of the Principal Shareholders

	4.1	Changes in the share capital

√ Applicable ☐ Not applicable

Unit: 1,000 Shares

		Pre-movement				Increase/(decrease)
		Numbers	Percentage	New shares	Bonus	Conversion			Post-movement
			%	issued	issued	from reserves	Others	Sub-total	Number	Percentage %

Shares with selling restrictions		61,422,922	70.84	—	—	—	(4,335,122)	(4,335,122)	57,087,800	65.84
1	State-owned shares	61,422,922	70.84	—	—	—	(4,335,122)	(4,335,122)	57,087,800	65.84
2	State-owned legal person shares	—	—	—	—	—	—	—	—	—
3	Shares held by other domestic investors	—	—	—	—	—	—	—	—	—
4	Shares held by foreign investors	—	—	—	—	—	—	—	—	—
Sares without selling restrictions		25,279,517	29.16	—	—	—	4,335,122	4,335,122	29,614,639	34.16
1	RMB ordinary shares	8,499,029	9.80	—	—	—	4,335,122	4,335,122	12,834,151	14.80
2	Shares traded in non-RMB currencies and listed domestically	—	—	—	—	—	—	—	—	—
3	Shares listed overseas	16,780,488	19.35	—	—	—	—	—	16,780,488	19.35
4	Others	—	—	—	—	—	—	—	—	—
Total Shares		86,702,439	100.00	—	—	—	—	—	86,702,439	100.00

Note:Percentage of individual items may not add up to total figure due to rounding.

Changes in shares with selling restrictions

Unit: 1,000 Shares

	Number of shares	Number of shares	Number of shares	Number of shares
	with selling	with selling	with selling	with selling
	restriction at	restriction expired	restriction added	restriction at	Reasons of	Date when selling
Name of shareholders	beginning of the year	during the year	during the year	end of the year	selling restriction	restriction expired

China Petrochemical Corporation	61,422,922	4,335,122	0	57,087,800	A-Share reform	16 October 2008

4.2	Number of shareholders and shareholdings of principal shareholders

Number of shareholders of Sinopec Corp. as at 31 December 2008 was 1,160,809, including 1,153,757 holders of A Shares and 7,052 holders of H Shares. The public float of Sinopec Corp. satisfied the requirement of The Rules Governing The Listing of Securities On The Stock Exchange of Hong Kong Limited (“Hong Kong Listing Rules”).

(1)	Top ten shareholders

Unit: 1,000 Shares

		As a percentage	Number of
		of total	shares held	Number
		shares in issue	at the end	of shares	Number of
	Nature of	at the end of	of reporting	with selling	pledges or
Name of Shareholders	shareholders	reporting period	period	restrictions	lock-ups
		%

China Petrochemical Corporation	State-owned shares	75.84	65,758,044	57,087,800	0
HKSCC (Nominees) Limited	H Shares	19.25	16,687,682	0	N/A
Guotai Junan Securities Co. Ltd.	A Shares	0.44	377,906	0	0
Rongtong New Blue Chip
Securities Investment Fund	A Shares	0.09	76,462	0	0
Bosera Thematic Sector Equity
Securities Investment Fund	A Shares	0.09	75,000	0	0
Shanghai Stock Exchange
Tradable Open-end
Index Securities Investment Fund	A Shares	0.07	58,346	0	0
Everbright Baodexin
Quantative Core Securities
Investment Fund	A Shares	0.06	51,056	0	0
China Social Security
Fund 102 Portfolio	A Shares	0.06	50,617	0	0
E Fund 50 Index securities
Investment Fund	A Shares	0.06	50,334	0	0
Shanghai Investment &
Morgan China Premium
Securities Investment Fund	A Shares	0.06	49,827	0	0

(2)	Top ten shareholders of shares without selling restrictions

Unit: 1,000 shares

	Number of shares
	without selling	Type of
Name of shareholders	restrictions	shares held

HKSCC (Nominees) Limited	16,687,682	H Shares
China Petrochemical Corporation	8,670,244	A Shares
Guotai Junan Securities Co. Ltd.	377,906	A Shares
Rongtong New Blue Chip
Securities Investment Fund	76,462	A Shares
Bosera Thematic Sector Equity
Securities Investment Fund	75,000	A Shares
Shanghai Stock Exchange Tradable
Open-end Index Securities Investment Fund	58,346	A Shares
Everbright Baodexin Quantative Core
Securities Investment Fund	51,056	A Shares
China Social Security Fund 102 Portfolio	50,617	A Shares
E Fund 50 Index securities Investment Fund	50,334	A Shares
Shaihai Investment & Morgan China
Premium Securities Investment Fund	49,827	A Shares

Statement on the connection or activities in concert among the above mentioned shareholders:

We are not aware of any connection or activities in concert among or between the top ten shareholders and top ten shareholders of shares without selling restrictions.

4.3	Information about the controlling shareholder and the effective controller

	4.3.1	Changes of the controlling shareholder and the effective controller in the reporting period

☐ Applicable √ Not applicable

4.3.2	Changes in the controlling shareholders and the effective controller

	(1)	Controlling shareholder

The controlling shareholder of Sinopec Corp. is China Petrochemical Corporation. Established in July 1998, China Petrochemical Corporation is a state authorised investment organisation and a state-owned enterprise. Its registered capital is RMB 104.9 billion, and the legal representative is Mr. Su Shulin. Through reorganisation in 2000, Sinopec Group Company injected its principal petroleum and petrochemical operations into Sinopec Corp. and retained certain petrochemical facilities and small-scale refineries. It provides well-drilling services, well logging services, downhole operation services, services in connection with manufacturing and maintenance of production equipment, engineering construction, utility services and social services.

	(2)	Except for HKSCC (Nominees) Limited, no other legal person shareholders hold 10% or more of shares of Sinpec Corp.

	(3)	Basic information of the effective controller

China Petrochemical Corporation is the effective controller of Sinopec Corp.

4.3.3	Diagram of the equity and controlling relationship between Sinopec Corp. and its effective controller

§5.	Directors, Supervisors and Senior Management and Employees

	5.1	Information on the changes in the shares held by the Directors, Supervisors and Senior Management and employees, and their remunerations

5.1.1 Information of Directors

							Remuneration
							paid by the
							Company
					Shares held at		in 2008
					Sinopec Corp.		(RMB
			Position with		(as at 31 December)		thousand,
Name	Gender	Age	Sinopec Corp	Term of Office	2008	2007	before tax)

Su Shulin	Male	46	Chairman	2007.08-2009.05	0	0	—
Zhou Yuan	Male	61	Vice Chairman	2006.05-2009.05	0	0	—
Wang Tianpu	Male	46	Director, President	2006.05-2009.05	0	0	844
Zhang Jianhua	Male	44	Director Senior	2006.05-2009.05	0	0	808
			Vice President
Wang Zhigang	Male	51	Director Senior	2006.05-2009.05	0	0	808
			Vice President
Dai Houliang	Male	45	Director Senior	2006.05-2009.05	0	0	808
			Vice President, CFO
Liu Zhongli	Male	74	Independent	2006.05-2009.05	0	0	240
			Non-executive Director	(Fees)
Shi Wanpeng	Male	71	Independent	2006.05-2009.05	0	0	240
			Non-executive Director	(Fees)
Li Deshui	Male	64	Independent	2006.05-2009.05	0	0	240
			Non-executive Director	(Fees)
Yao Zhongmin	Male	56	Director	2006.05-2009.05	0	0	48
				(Fees)
Fan Yifei	Male	44	Director	2006.05-2009.05	0	0	48
				(Fees)

5.1.2	Supervisors

							Remuneration
							paid by the
							Company
					Shares held at		in 2008
					Sinopec Corp.		(RMB
			Position with		(as at 31 December)		thousand,
Name	Gender	Age	Sinopec Corp	Term of Office	2008	2007	before tax)

Wang Zuoran	Male	58	Chairman o	2006.05-2009.05	0	0	—
			Supervisory Board
Zhang Youcai	Male	67	Vice Chairman of	2006.05-2009.05	0	0	240
			Supervisory Board and	(Fees)
			Independent Supervisor
Kang Xianzhang	Male	60	Supervisor	2006.05-2009.05	0	0	—
Zou Huipin	Male	48	Supervisor	2006.05-2009.05	0	0	436
Li Yonggui	Male	68	Independent Supervisor	2006.05-2009.05	0	0	240
				(Fees)
Su Wenshen	Male	52	Employee	2006.05-2009.05	0	0	428
			Representative Supervisor
Zhang Jitian	Male	61	Employee	2006.05-2009.05	0	0	429
			Representative Supervisor
Cui Guoqi	Male	55	Employee	2006.05-2009.05	0	0	448
			Representative Supervisor
Li Zhonghua	Male	57	Employee	2006.05-2009.05	0	0	424
			Representative Supervisor

5.1.3	Other Members of the Senior Management

						Remuneration
						paid by the
						Company
				Shares held at		in 2008
				Sinopec Corp.		(RMB
			Position with	(as at 31 December)		thousand,
Name	Gender	Age	Sinopec Corp	2008	2007	before tax)

Cai Xiyou	Male	47	Senior Vice President	0	0	808
Zhang Kehua	Male	55	Vice President	0	0	528
Zhang Haichao	Male	51	Vice President	0	0	513
Jiao Fangzheng	Male	46	Vice President	0	0	518
Chen Ge	Male	46	Secretary to	0	0	438
			the Board of Directors

Note:
During the reporting period, each of the above Directors, Supervisors and senior management personnel held no share at the beginning of the year, no share at the end of the year, no option of Sinopec Corp., and no shares with selling restrictions. The Company did not implement any equity incentive programme.

§6.	Report of the Board of Directors

	6.1	Business review in the reporting period

6.1.1	Business review

In 2008, the Chinese government actively responded to the drastic changes in the international and domestic economic environment, as well as several severe natural disasters which are rare in China’s history. The government took effective measures to ensure continued growth of the national economy achieving a GDP growth of 9.0%. Confronted with historically high crude oil prices in the international markets and tight domestic price controls, the Company adjusted its business strategy accordingly, enhancing precision management, reducing cost and increasing efficiency to guarantee stable supply of oil products in the domestic market. Through concerted efforts from all the employees, new progresses and achievements have been made in various aspects.

6.1.1.1	Review of Market Environment

	(1)	Crude oil market

In 2008, crude oil price experienced extreme volatility in the international markets. Oil price fell by more than USD100/bbl after peaked in July. The average Platt’s Spot Price was USD97/bbl, an increase of 33.8% from the previous year. Price trend of domestic crude oil is in line with international markets.

Movement of International Crude Oil Prices

(2)	Refined oil products market

In 2008, the domestic refined oil market experienced drastic changes from a supply shortage driven by a surge in demand in the first three quarters to oversupply as a result of the drop in demand growth in the fourth quarter. According to the Company’s statistics, the apparent domestic consumption of refined oil products (inclusive of gasoline, diesel and jet fuel) in 2008 was 204.94 million tonnes, up by 10.2% compared with 2007.

	(3)	Chemicals market

In 2008, domestic demand for chemical products recorded negative growth for the first time in the last 20 years. Particularly, in the second half of 2008, the worsened international financial crisis started to affect the real economy, weakening the demand for chemical products. In the fourth quarter, the prices of chemical products plunged in the domestic and international markets. According to the Company’s statistics, the annual domestic apparent consumption of ethylene equivalent  decreased by 0.3%, the apparent consumption of synthetic resin and synthetic rubber decreased by 4.9% and 5.6% respectively, nevertheless, the apparent consumption of synthetic fiber increased slightly by 0.7%.

6.1.1.2	Production and Operation

	(1)	Exploration and Production

In 2008, the Company continued its strategy of expanding its oil and gas resources. In exploration, new breakthroughs have been made in such regions as northeastern Sichuan, Tahe and the matured fields in eastern China. In 2008, the Company completed 13,892 kilometers of 2D seismic and 6,080 square kilometers of 3D seismic exploration, drilled 544 exploration wells with a total footage of 1,768.1 kilometers. Addition of proved reserve of oil and gas was 267.6 million barrels of oil equivalent. With respect to development, the Sichuan-East China Gas project has been progressing on schedule and the construction of the Songnan gas field is on track. Meanwhile, the production capacity building in key areas has been strengthened and the development scheme of reserve through enhanced efforts in developing marginal reserves has been optimised, resulting in a steady increase in oil and gas production. Newly added crude production capacity for 2008 is 5.8 million tonnes/year and the newly added production capacity of natural gas is 1.334 billion cubic meters/year. The output of crude oil was 41.8 million tonnes and the output of natural gas was 8.3 billion cubic meters, an increase of 1.8% and 3.7% respectively from the previous year. While the outputs of crude oil in the matured fields in eastern China had been stable over the past years, the production in the newly developed western fields has accelerated.

Summary of Operations of the Exploration and Production Segment

				Change
	2008	2007	2006	07-08 (%)

Crude Oil Production (mmbbls)	296.80	291.67	285.19	1.8
Natural Gas Production (bcf)	2,931	2,826	2,565	3.7
Newly-added proved reserve of crude oil (mmbbls)	114	21	286	442.9
Newly-added proved reserve of natural gas (bcf)	9,216	37,567	1,615	(75.5)
Proved reserve of crude oil (mmbbls)	2,841	3,024	3,295	(6.1)
Proved reserve of natural gas (bcf)	69,593	63,308	28,567	9.9
Proved reserve of oil and gas (mmboe)	4,001	4,079	3,771	(1.9)
Note:	the production volume of crude oil is calculated based on 1 tonne = 7.1 barrels the production volume of natural gas is calculated based on 1 cubic metres = 35.321 cubic inches

(2)	Refining

In 2008, the Company was under pressure from both meeting domestic market demand and suffering huge losses as a result of the government’s strict price control over oil products. Despite the difficulties, the Company managed to meet domestic demand for refined products, by keeping refinery facilities running at full capacity, pushed for the startup of newly-constructed and revamped facilities and adjusted the product mix to increase the proportion of gasoline and diesel. The Company adhered to the strategy of optimising and diversifying crude oil sources, to reduce the purchasing cost. The Company fully leveraged on the crude oil pipeline transmission capacity, improved allocation and transportation of crude oil, thus reduced transportation and storage costs. It tapped its refineries’ potentials in processing high-sulfur, high-acid or heavy crude and accelerated the revamp of facilities to take in different grades of crude. The Company strengthened management and optimised process, and increased light products yield and refinery yield even with low-grade crude oil. Responsive to market changes for high-value-added products, it upgraded the quality of gasoline and diesel, and  adjusted the product mix. As a partner of the 2008 Beijing Olympic Games, the Company took the lead to supply Guo IV grade clean fuel, matching the demand from the hosting cities during the Games. In 2008, the Company processed 169 million tonnes of crude oil, representing an increase of 4.5% over the previous year; and produced 105.86 million tonnes of refined products, up 9.4% from the previous year.

Summary of Production of the Refining Segment

				Change
	2008	2007	2006	07-08 (%)

Crude oil throughput (thousand bbls/day)	3,399.0	3,253.0	3,069.1	4.5
Gasoline, diesel and kerosene production
(million tonnes)	105.86	96.76	91.02	9.4
Of which: Gasoline (million tonnes)	29.09	25.98	24.47	12.0
Diesel (million tonnes)	68.78	62.46	60.19	10.1
Kerosene (million tonnes)	7.99	8.32	6.35	(4.00)
Light chemical feedstock (million tonnes)	22.99	23.84	23.07	(3.60)
Light products yield (%)	74.80	74.48	74.75	0.32
				percentage
				point
Refinery yield (%)	94.07	93.95	93.47	0.12
				percentage
				point

Note 1:Refinery throughput is converted at 1 tonne to 7.35 barrels

(3)	Marketing and distribution

In 2008, the Company actively adapted itself to changes in the market. Supply in the first three quarters of 2008 was particularly tight, and the Company collected resources through various channels such as outsourcing and imports to increase oil products supply and ensured sufficient supply to the domestic market during periods of disaster relief, the agricultural peak season, and the Beijing Olympic Games. By doing so, the Company made important contributions to China’s economic and social development. The Company improved the marketing structure and greatly increased the proportion of retail sales. It also fully utilised existing logistics system and increased the utilisation of pipeline transportation to reduce freight costs. Efforts have also been made in improving the service function of the service stations, improving the service quality, facilitating the renovation of the service stations, encouraging the use of IC cards, and expanding the non-fuel business. Throughput per station has increased steadily. In 2008, the Company sold 123 million tonnes of refined oil product, an increase of 3.0% from the previous year, of which retail volume was 84.1 million tonnes, up by 9.8% over 2007.

Summary of Operations of Marketing and Distribution Segment

					Change
		2008	2007	2006	07-08 (%)

Total domestic sales volume of refined
oil products (million tonnes)		122.98	119.39	111.68	3.0
Of which:	Retail volume (million tonnes)	84.10	76.62	72.16	9.8
	Direct sales volume (million tonnes)	19.63	20.17	18.95	(2.7)
	Wholesale volume (million tonnes)	19.25	22.6	20.57	(14.8)
Total number of service stations		29,279	29,062	28,801	0.7
Of which:	Company-operated	28,647	28,405	28,001	0.9
	Franchised	632	657	800	(3.8)
Average annual throughput
per station (tonne/station)		2,935	2,697	2,577	8.8

(4)	Chemicals

In 2008, in view of the changing domestic demand for chemical products, the Company made continuous efforts to increase the efficiency of facilities. By carrying out the flexible strategy to adapt to the changing market, the Company optimised its allocation of materials and production scheme, and through strengthening the connection among production, sales and research, and the management of marketing, the Company adjusted its production volume according to the market demand. The Company strengthened management of sales and marketing, fully utilised its advantages in centralised marketing of chemical products, to optimise regional markets and rationalise allocation of resources. It enhanced precision management, improved efficiency of facilities in operation and ensured production safety. It also adjusted production in accordance with market needs. In 2008, ethylene production reached 6.289 million tonnes, representing a 3.7% decrease against the previous year and sold 28.21 million tonnes of chemical products, representing a decrease of 2.8% against the previous year.

Production of Major Chemicals

Unit: thousand tonnes

				Change
				from 2007
	2008	2007	2006	to 2008 (%)

Ethylene	6,289	6,534	6,163	(3.7)
Synthetic resin	9,590	9,660	8,619	(0.7)
Synthetic rubber	834	800	668	4.3
Synthetic fiber monomer and polymer	7,264	8,018	7,242	(9.4)
Synthetic fiber	1,260	1,417	1,502	(11.1)
Urea	1,649	1,565	1,609	5.4

(5)	Research and development

In 2008, in order to meet the requirements of production and operation, the Company successfully developed a number of new technologies. The Company has developed technological systems such as the development of the Puguang gas field and the development of the carbonate reservoir. These developments supported reserve and production capacity buildup while reducing cost and increasing efficiency. Clean fuel production technologies such as gasoline selective desulfurisation and diesel hydrofining, and the complete technologies of caprolactam have been successfully commercialised. The pilot tests on producing oil from synthetic gas and bio-diesel have been completed, giving a solid foundation for developing new energies. Significant progress has been achieved in the application of water injection technology in major oil fields, large-scale ethyl benzene and isopropyl benzene production. The application of forecast technology on deep-level carbonate reservoir and technologies on styrene have achieved prominent results. A breakthrough has been made on the operation technologies of coal gasification. The Company developed and produced a number of new products to meet market needs. The Great Wall special lubricant was successfully used on the Shenzhou-VII spacecraft, and polyethylene resin was used in the drinking water pipeline of the life-support system in the space suits. In 2008, the Company applied for 918 domestic patents and was granted 572. The Company applied for 225 foreign patents and was granted 173.

(6)	Energy conservation and emission reduction

In 2008, the Company maintained its stable and safe production and made remarkable achievements in energy saving and emission reductions. The Company continued to improve the HSE management system, enhanced production safety and environmental protection rules, strictly observed the Guidance of Safe Production, implemented safety and environment responsibilities at all levels and increased awareness of safety and environment protection among all employees. The Company continued to work on eliminating causes for potential accidents and environmental hazards, ensuring a safe and clean work environment. The energy conservation and emission reduction measurements were implemented achieving pre-set goals. Energy intensity for the year reduced by 5.2%; the industrial water consumption decreased by 3.6%; Chemical Oxygen Demand in waste water dropped by 4.3%; and the recycling rate of industrial water stayed over 95%. For other detailed information, please refer to the Company’s report on sustainable development.

(7)	Cost saving

In 2008, the Company took various measures to reduce costs, such as leveraging the existing logistics system, optimising resources allocation, reducing transportation costs, further increasing the throughput of lower quality crude oil, reducing the procurement cost of crude oil and consumption of energy and materials in the production process by optimising the operation of the facilities. In 2008, the Company effectively saved RMB 3.964 billion in cost. Of the total cost saved, the Exploration and Production Segment, the Refining Segment, the Marketing and Distribution Segment and the Chemicals Segment achieved cost saving of RMB 727 million, RMB 1,645 million, RMB 780 million and RMB 812 million respectively.

(8) Capital expenditure

In 2008, the Company’s total capital expenditure was RMB 107.3 billion, among which, capital expenditure for exploration and development was RMB 57.65 billion. The exploration and development in Puguang Gas Field, construction of the purification plant and pipeline and market development are underway as scheduled. The development of the Tahe oil field is going on smoothly. The newly-built production capacity of crude oil is 5.8 million tonnes/ year and the newly-built production capacity of natural gas is 1.33 billion cubic meters/year. The capital expenditure for Refining Segment was RMB 12.49 billion, among which, Qingdao Refinery have been put into production, the revamping project of Gaoqiao to improve adapability for low quality crude, the projects to upgrade quality of oil products in Wuhan and Luoyang, and the Caofeidian crude oil jetty project were completed and commenced production. The construction of modification of heavy crude oil in Tahe has also started. Capital expenditure in Marketing and Distribution Segment was RMB 14.15 billion. With this investment, the Company has further improved its refined oil products network through construction, acquisition and renovation of service stations and oil storage. Thereby, the Company’s leading role in the strategic market was consolidated, and 720 self-operated service stations were added. Capital expenditure in Chemicals Segment was RMB 20.62 billion. Steady progress has also been seen in the ethylene projects in Fujian, Tianjin and Zhenhai. Jinling paraxylene expansion project, Yangzi butadiene expansion project and Yanshan butyl rubber expansion project have been completed and put into production. Capital expenditure in Corporate and Others amounted to RMB 2.39 billion for the construction of an information system now achieved new progress.

6.1.2	Management Discussion and Analysis

Part of the financial information presented in this section is derived from the Company’s audited financial statements that have been prepared in accordance with IFRS.

6.1.2.1	Consolidated Results of Operations

In 2008, the Company’s turnover, other operating revenues and other income were RMB 1,502.4 billion, and the operating profit was RMB 28.1 billion, representing an increase of 24.2% and a decrease of 67.2% compared with 2007, respectively. The main reasons are that in 2008, the international crude oil prices soared, and the domestic prices of refined oil were under macro-regulation, which caused the refining segment suffer huge losses.

The following table sets forth the major items in the consolidated income statement of the Company for the indicated periods.

		Years ended 31 December
		2008	2007	Change
		RMB millions		(%)

	Turnover, other operating
	revenues and other income	1,502,443	1,209,706	24.2
Of which:	Turnover	1,420,321	1,173,869	21.0
	Other operating revenues and
	other income	82,122	35,837	129.2
	Operating expenses	(1,474,320)	(1,123,842)	31.2
	Of which: Purchased crude oil, products,
	and operating supplies
	and expenses	(1,285,155)	(970,929)	32.4
	Selling, general and
	administrative expenses	(46,175)	(37,843)	22.0
	Depreciation, depletion
	and amortisation	(45,823)	(43,315)	5.8
	Exploration expenses,
	including dry holes	(8,310)	(11,105)	(25.2)
	Personnel expenses	(23,285)	(22,745)	2.4
	Taxes other than income tax	(56,799)	(34,304)	65.6
	Other operating expenses, net	(8,773)	(3,601)	143.6
	Operating profit	28,123	85,864	(67.2)
	Net finance costs	(4,776)	(8,101)	(41.0)
	Investment income and share of
	profit less losses from associates
	and jointly controlled entities	970	5,701	(83.0)

	Profit before taxation	24,317	83,464	(70.9)
	Tax benefit/(expense)	1,883	(24,721)	(107.6)

	Profit for the year	26,200	58,743	(55.4)

	Attributable to:
	Equity shareholders of the Company	29,769	56,533	(47.3)
	Minority interests	(3,569)	2,210	(261.5)

(1)	Turnover, Other Operating Revenues and Other Income

In 2008, the Company’s turnover, other operating revenues and other income were RMB 1,502.4 billion, of which turnover was RMB 1,420.3 billion, representing an increase of 21.0% over 2007. These results were largely attributable to the increase in selling price and sales volume of refined oil as well as the increase in volume of trading business. In 2008, the Company’s other operating revenues were RMB 31.8 billion, representing an increase of 2.6% over 2007. In 2008, the Company recognised a subsidy of RMB 50.3 billion.

The following table sets forth the Company’s external sales volume, average realised prices and the respective rates of change from 2007 to 2008 for the Company’s major products:

	Sales volume			Average realised price
	(thousand tonnes)			(RMB/tonne, RMB/thousand cubic meters)
	Years ended 31 December		change	Years ended 31 December		change
	2008	2007	(%)	2008	2007	(%)

Crude oil	4,394	4,431	(0.8)	4,190	3,110	34.7
Natural gas (million
cubic meters)	6,283	5,817	8.0	911	811	12.3
Gasoline	37,731	35,177	7.3	6,409	5,408	18.5
Diesel	80,234	76,916	4.3	5,629	4,724	19.2
Kerosene	9,216	7,047	30.8	6,063	4,728	28.2
Basic chemical feedstock	9,643	10,230	(5.7)	6,261	6,200	1.0
Monomers and polymer
for synthetic fiber	3,709	4,053	(8.5)	8,224	9,109	(9.7)
Synthetic resin	7,792	7,864	(0.9)	10,088	10,203	(1.1)
Synthetic fiber	1,352	1,501	(9.9)	10,478	11,605	(9.7)
Synthetic rubber	973	958	1.6	16,129	13,738	17.4
Chemical fertiliser	1,658	1,574	5.3	1,729	1,659	4.2

Most of the crude oil and a small portion of natural gas produced by the Company were internally used for refining and chemicals production and the remainings were sold to other customers. In 2008, the total revenue of crude oil, natural gas and other upstream products that were sold externally amounted to RMB 26.4 billion, representing an increase of 29.4% over 2007, and accounting for 1.8% of the turnover, other operating revenues and other income. The increase was mainly due to the increase in the price of crude oil and the expansion of the Company’s natural gas business.

The Company’s refining segment and marketing and distribution segment sell petroleum products (mainly consisting of gasoline, diesel and kerosene which are referred to as refined oil products and other refined petroleum products) to external parties. In 2008, the external sales revenue of petroleum products by these two segments were RMB 932.5 billion, accounting for 62.1% of the Company’s turnover, other operating revenue and other income, and representing an increase of 20.0% over 2007. This is mainly due to the increase in the price of petroleum products as well as the Company’s efforts in expanding the sales volume of products and optimising the marketing structure. The sales revenue of gasoline, diesel and kerosene was RMB 749.3 billion, accounting for 80.4% of the total turnover of petroleum products and representing an increase of 27.7% over 2007. The turnover of other refined oil products was RMB 183.2 billion, representing a decrease of 3.5% compared with 2007 and accounting for 19.6% of the total turnover of petroleum products.

The Company’s external sales revenue of chemical products was RMB 207.4 billion, accounting for 13.8% of its turnover, other operating revenues and other income, and representing a decrease of 4.6% compared with 2007. This was mainly due to the decrease in selling prices and sales volume of chemical products (other than synthetic rubber and chemical fertilizer).

(2)	Operating expenses

In 2008, the Company’s operating expenses were RMB 1,474.3 billion, representing an increase of 31.2% over 2007, among which:

Purchased crude oil, products and operating supplies and expenses were RMB 1,285.2 billion, representing an increase of 32.4% over 2007, and accounting for 87.2% of the total operating expense, of which:

Crude oil purchase cost was RMB 678.8 billion, representing an increase of 40.3% over 2007. The costs accounted for 46.0% of the total operating expenses, representing an increase of 3.0 percentage points. With the rapid economic development in China and the expanded market demand, the processing volume of crude oil purchased from the third parties increased accordingly. In 2008, the total throughput of crude oil purchased externally reached 132.48 million tonnes (excluding the amounts processed for third parties), representing an increase of 6.9%. The average unit processing cost for crude oil purchased externally was RMB 5,124 per tonne, representing an increase of 31.3% over 2007.

In 2008, other purchasing costs of the Company reached RMB 606.4 billion, accounting for 41.1% of the total operating expenses, and representing an increase of 24.5% over 2007. The increase was mainly due to the increased volume in the subsidiaries’ trading business and the increased cost for other outsourcing materials.

Selling, general and administrative expenses were RMB 46.2 billion, representing an increase of 22.0% over 2007. This was mainly due to the RMB 3.4 billion increase in products delivering costs and other miscellaneous charges, caused by the increased sales volume of refined oil as well as the increased unit transportation cost.

Depreciation, depletion and amortisation was RMB 45.8 billion, representing an increase of 5.8% over 2007. This was mainly resulted from continuous investment in property, plant and equipment by the Company in recent years.

Exploration expenses reached RMB 8.3 billion, representing a decrease of 25.2%. This was mainly due to the decrease in upstream exploration activities over last year.

Personnel expenses were RMB 23.3 billion, representing an increase of 2.4% over 2007.

Taxes other than income tax were RMB 56.8 billion, representing an increase of 65.6% over 2007. The increase was mainly due to the increase of special oil income levy in the amount of RMB 21.6 billion as a result of increase in crude oil price, and the increase of the consumption tax in the amount of RMB 1.2 billion.

Other operating expenses, net were RMB 8.8 billion, representing an increase of 143.6%. The increase was mainly due to the increase in impairment loss on long-lived assets, which increased by RMB 5.4 billion compared with 2007. It was mainly attributable to the lower price of crude oil which led to the decrease in reserves estimated and high production and development cost in certain blocks and higher development and exploration costs.

(3)	Operating profit

In 2008, the Company’s operating profit was RMB 28.1 billion, representing a decrease of 67.2% over 2007.

(4)	Net finance costs

In 2008, the Company’s net finance costs were RMB 4.8 billion, representing a decrease of 41.0% compared with 2007. The decrease was mainly attributed to RMB 3.9 billion unrealized gain on embedded derivative component of convertible bonds, representing an increase of gain by RMB 7.2 billion over 2007, and interest expense of RMB 11.3 billion, representing an increase of RMB 4 billion over 2007.

(5)	Profit before taxation

In 2008, the Company’s profit before taxation reached RMB 24.3 billion, representing a decrease of 70.9% compared with 2007.

(6)	Tax benfit/(expense)

In 2008, the Company’s tax benefit was RMB 1.9 billion.

(7)	Minority interests

In 2008, loss for the year attributable to the minority interests of the Company reached RMB 3.6 billion. This is mainly due to the losses of certain subsidiaries held by the Company.

(8)	Profit attributable to equity shareholders of the Company

In 2008, the profit attributable to equity shareholders of the Company was RMB 29.8 billion, representing a decrease of 47.3% compared with 2007.

6.1.2.2	Assets, Liabilities, Equity and Cash Flows

The Company’s primary sources of funding were from operating activities, short-term and long-term borrowings, and primary uses of funds were for operating expenses, capital expenditures and repayments for short-term and long-term borrowings.

	(1)	Assets, liabilities and equity

Unit: RMB millions

	At 31	At 31
	December	December	Amount of
	2008	2007	Changes

Total assets	767,827	732,725	35,102
Current assets	164,311	185,116	(20,805)
Non-current assets	603,516	547,609	55,907
Total liabilities	418,505	399,967	18,538
Current liabilities	274,537	265,355	9,182
Non-current liabilities	143,968	134,612	9,356
Equity attributable to the equity
shareholders of the Company	328,669	307,433	21,236
Share capital	86,702	86,702	—
Reserves	241,967	220,731	21,236
Minority interests	20,653	25,325	(4,672)
Total equity	349,322	332,758	16,564

The total assets were RMB 767.8 billion, which increased by RMB 35.1 billion compared with the end of 2007. Of which:

•
The current assets were RMB 164.3 billion, which decreased by RMB 20.8 billion compared with the end of 2007. The reasons were that the Company’s inventories decreased by RMB 20.8 billion as a result of the price drop of crude oil and other raw materials; as a result of the price drop of refined oil and chemical products, the Company’s accounts receivable decreased by RMB 10 billion and bills receivable decreased by RMB 9.2 billion. In addition, the Company’s prepaid value-added tax and income tax as well as other current assets increased by RMB 19.8 billion.

•
The non-current assets were RMB 603.5 billion, which increased by RMB 55.9 billion compared with the end of 2007. The reasons were due to the implementation of annual investment program, which led to the increase in the property, plant and equipment as well as construction in progress by RMB 54.6 billion.

The total liabilities were RMB 418.5 billion, which increased by RMB 18.5 billion compared with the end of 2007. Of which:

•
The current liabilities were RMB 274.5 billion, which increased by RMB 9.2 billion compared with the end of 2007. The main reasons were that the Company newly borrowed short-term loans, and loans from Sinopec Group Company and its fellow subsidiaries amounted to RMB 38 billion; accrued expenses and other payables increased by RMB 12.7 billion; accounts payable decreased by RMB 36.4 billion due to the price drop of crude oil and other raw materials.

•
The non-current liabilities were RMB 144 billion, which increased by RMB 9.4 billion compared with the end of 2007. The reasons were that the Company increased RMB 7.1 billion of long-term loans due to the implementation of annual investment program, and accrued provision for future dismantlement cost of oil & gas properties of RMB 1.9 billion.

Equity attributable to the equity shareholders of the Company were RMB 328.7 billion, which increased by RMB 21.2 billion compared with the end of 2007, representing the increase in reserves.

(2)	Cash flow

The following table shows the major items of consolidated cash flow statements of 2008 and 2007.
Unit: RMB millions

	Years ended 31 December
Major items of cash flow	2008	2007

Net cash flow from operating activities	67,712	119,594
Net cash flow from investing activities	(110,158)	(113,587)
Net cash flow from financing activities	41,777	(5,310)

Net (decrease)/increase in cash and cash equivalents	(669)	697

In 2008, the profit before taxation was RMB 24.3 billion. And the profit after adjusting the items (non-cash expenses items) which had no influence on the cash flow from operating activities was RMB 86.4 billon. The major non-cash expenses items included depreciation, depletion and amortization of RMB 45.8 billion; dry hole expenses of RMB 4.2 billion; impairment losses on long-lived assets of RMB 8.5 billion.

The change of inventories and operating receivables and payables led to cash inflow of RMB 9.4 billion. The main reasons were that due to the price drop on crude oil and other raw materials, the Company’s inventories, receivables and payables had decreased significantly, while the decrease in inventories and receivables was in a larger extent than that of the payables.

After adjusting the non-cash expenses items as well as inventories, receivables and payables in the profit before taxation, deducting cash payment of income tax of RMB 21.1 billion, and deducting net cash outflow for paid and received interest and the receipt of profits from investment and dividend with an aggregate amount of RMB 7 billion, the net cash inflow from operating activities was RMB 67.7 billion.

Net cash outflow from investing activities was RMB 110.2 billion The main reason was due to the implementation of annual investment program.

Net cash inflow from financing activities was RMB 41.8 billion.

The main reasons were that the Company timely adjusted the debt structure,  increased direct financing, issued bonds with warrants of RMB 29.9 billion during the year (after deducting issuing cost), increased short-term corporate bonds with a net amount of RMB 5 billion, increased RMB 21.9 billion of bank and other loans; moreover the distribution of dividends and the distribution of cash and cash equivalents to Sinopec Group Company were RMB 14.8 billion.

Judging from the cash flow during the whole year, in face of the spreading international financial crisis and the drop in domestic market demand, the Company actively and stably enhanced financing, adjusted debt structure, and decreased financing cost; meanwhile, the Company further strengthened the centralised management on funding activities, kept strict control on the scale of cash and cash equivalent, decreased fund sinking, accelerated fund turnover and improved the overall efficiency.

(3)	Contingent liabilities

Please refer to relevant contents in this announcement “Significant Events” regarding material guarantees and their executions.

(4)	Capital expenditure

Please refer to the description on capital expenditures in the section of “Business Review and Prospects” in this announcement.

(5)	Research and development expenses and environmental expenses

The research & development expenses refered to the amounts recognised as expenses during the period. In 2008, the Company’s research & development expenses was RMB 3.4 billion, same as last year.

The environmental expenses refered to the normal pollutant discharge fees paid by the Company, excluding any capitalised cost for pollutant processing facilities. In 2008, the Company’s environmental expenses were RMB 2.3 billion, increased by RMB 200 million compared with 2007.

(6)	Analysis of financial statements prepared under ASBE

The following table sets forth each of its segments’ income and profit from principal operations, costs of sales, taxes and surcharges, as prepared under ASBE.

	Years ended 31 December
	2008	2007
	RMB millions	RMB millions

Operating income
Exploration and Production Segment	196,501	145,667
Refining Segment	818,581	656,923
Marketing and Distribution Segment	807,198	662,854
Chemicals Segment	241,091	240,689
Others	734,751	456,830
Elimination of inter-segment sales	(1,346,021)	(958,120)

Consolidated operating income	1,452,101	1,204,843

Operating profit/(loss)
Exploration and Production Segment	66,839	49,111
Refining Segment	(102,084)	(13,666)
Marketing and Distribution Segment	28,308	33,597
Chemicals Segment	(13,352)	13,416
Others	(2,003)	(1,448)
Financial expenses, investment income and
gain/loss from changes in fair value	(3,774)	(2,345)

Consolidated operating profit/(loss)	(26,066)	78,665

Net profit attributable to equity shareholders of the Company	29,689	56,515

Operating profit/loss: In 2008, the Company’s operating loss was RMB 26.1 billion, representing a decrease in operating profit of RMB 104.7 billion over last year. This was mainly due to the price increases of raw materials and crude oil as well as the domestic macro-regulation on the prices of refined oil.

Net profit: In 2008, the Company’s net profit attributable to the equity shareholders of the Company was RMB 29.7 billion, representing a decrease of  RMB 26.8 billion or 47.5% over 2007.

Financial data prepared under ASBE:

Unit: RMB millions

	At	At
	31 December	31 December
	2008	2007	Changes

Total assets	752,235	729,863	22,372
Long-term liabilities	143,056	134,612	8,444
Shareholders’ equity	350,946	333,494	17,452

Analysis of changes:

Total assets: At the end of 2008, the Company’s total assets were RMB 752.2 billion which increased by RMB 22.4 billion compared with the end of 2007. The main reasons are that due to the implementation of annual investment program, the fixed assets and construction in progress increased by RMB 54.6 billion; due to the price drop of crude oil and other raw materials, the Company’s inventories and other current assets decreased by RMB 33.5 billion.

Long-term liabilities: At the end of 2008, the Company’s long-term liabilities were RMB 143.1 billion which increased by RMB 8.4 billion compared with the end of 2007. The main reasons were that the Company adjusted the liability structure and increased direct financing, leading to an increase of RMB 19.6 billion in bonds while the long-term loans decreased by RMB 12.8 billion.

Shareholders’ equity: At the end of 2008, the shareholders’ equity was RMB 350.9 billion which increased by RMB 17.5 billion compared with the end of 2007. This was mainly due to the increase in retained earnings as well as the increase in capital reserve due to the issue of bonds with warrants.

6.1.2.3	Accounting captions measured by fair value

Please refer to Section 3.1.4.

6.1.2.4	Financial assets and liabilities in foregin currencies held by the Company

			Fair value	Fair value
			change	change
			recognised in	recognised	Provision for
		Balance as at	profit and loss	in equity	impairment	Balance as at
		1 January	during	during	losses	31 December
Items		2008	the year	the year	for the year	2008

Financial assets
Among which:
1.	Financial assets at fair value
	through profit and loss	—	22	—	—	114
	Among which:
	Derivative financial assets	—	22	—	—	114
2.	Loans and receivables	25,098	—	—	(9)	16,274
3.	Available-for-sale financial assets	68	—	(38)	—	31
4.	Held-to-maturity investments	—	—	—	—	—
Total		25,166	22	(38)	(9)	16,419
Financial liabilities		88,546	(3,947)	—	—	46,296

Note:
The financial assets and liabilities in foreign currencies held by Company mainly represent the financial assets and liabilities in foreign currencies held by the overseas subsidiaries of the Company in their respective functional currencies.

6.2	The Results of the Principal Operations by Segments

The following data are extracted from the financial statements prepared under ASBE.

				Increase/	Increase/
				decrease	decrease
				of income	of cost	Increase/
				from principal	of principal	decrease
				operations	operations	of gross
	Income from	Cost of	Gross	compared	compared	profit margin
	principal	principal	profit margin	with the	with the	with the
	operations	operations	Note	preceding year	preceding year	the preceding
Segment	(RMB millions)	(RMB millions)	(%)	(%)	(%)	(%)

Exploration and production	196,501	70,876	45.7%	34.9%	9.8%	(1.1%)
Refining	818,581	886,721	(10.3%)	24.6%	39.4%	(10.5%)
Chemicals	241,091	238,255	1.1%	0.2%	11.4%	(9.7%)
Marketing and distribution	807,198	749,609	7.0%	21.8%	24.6%	(2.1%)
Others	734,751	730,513	0.6%	60.8%	60.5%	0.3%
Elimination of inter-segment sales	(1,346,021)	(1,349,191)	Not applicable	Not applicable	Not applicable	Not applicable

Total	1,452,101	1,326,783	4.7%	20.5%	30.9%	(8.3%)

Note:	Gross profit margin=(Income from principal operations- Cost of principal operations, tax and surcharge)/Income from principal operations

6.3	Principal operations in different regions

☐ Applicable √ Not applicable

6.4	Operations of equity subsidiaries (applicable to the circumstance when the return on investment is more than 10% of the listed company’s net profit)

☐ Applicable √ Not applicable

6.5	Explain the reason of material changes in the principal operations and their structure

☐ Applicable √ Not applicable

6.6	Explain the reason of material changes in the principal operations’ earning power (gross profit ratio) as compared to the preceding year

☐ Applicable √ Not applicable

6.7	Analyze the reason of material changes in operating result and profit composition as compared to the preceding year

See 6.1.1 “Business Review” and 6.1.2 “Management’s Discussion and Analysis”

Analyze the reason of material changes in the overall financial position as compared to the preceding year

The table below sets forth reasons for those changes where the fluctuation was more than 30% during the reporting period, or such changes which constituted 5% or more of total assets at the balance sheet date or more than 10% of profit before taxation:

Items	At 31 December		Increase/(decrease)
	2008	2007	Amount	Percentage	Reasons for change
	RMB millions	RMB millions	RMB millions	(%)

Bills receivable	3,659	12,851	(9,192)	(71.5)	Mainly due to enhanced collection of cash in respond to the changes in market condition
Accounts receivable	12,989	22,947	(9,958)	(43.4)	Mainly due to falling crude price, which resulted in decrease in accounts receivable from crude oil sales
Other accounts receivable	20,520	11,822	8,698	73.6	Mainly due to the increase in prepaid income tax
Other current assets	287	100	187	187.0	Mainly due to the increase in the tradable financial assets
Other non-current assets	1,012	2,190	(1,178)	(53.8)	Mainly due to the decrease in sellable financial assets held by the Company
Short-term borrowings	63,972	36,954	27,018	73.1	Mainly due to the increase in short-term financing for supporting the expansion of production and operations
Short term payable bonds	15,000	10,074	4,926	48.9	Please refer to Note 29 to the financial statements prepared in accordance with ASBE
Bills payable	17,493	12,162	5,331	43.8	Mainly due to the increase in settlement by bills
Accounts payable	56,667	93,049	(36,382)	(39.1)	Mainly due to falling crude oil price, which resulted in decrease in accounts payable for crude oil purchase
Salaries payable	1,778	5,905	(4,127)	(69.9)	Mainly due to the change in payment method of staff salaries

Items	At 31 December		Increase/(decrease)
	2008	2007	Amount	Percentage	Reasons for change
	RMB millions	RMB millions	RMB millions	(%)

Tax payable	7,057	17,562	(10,505)	(59.8)	Please refer to Note 25 to the financial statements prepared in accordance with ASBE
Non-current liabilities to be	19,511	13,466	6,045	44.9	Please refer to Note 27 to the
due within one year					financial statements prepared in accordance with ASBE
Bonds payable	62,207	42,606	19,601	46.0	Please refer to Note 29 to the financial statements prepared
					in accordance with ASBE
Other non-current liabilities	1,397	1,049	348	33.2	Mainly due to the increase in long- term accounts payable
Operating revenue	1,452,101	1,204,843	247,258	20.5	Please refer to MD&A
Operating costs	1,326,783	1,013,201	313,582	30.9	Please refer to MD&A
Sales tax and surcharges	56,799	34,304	22,495	65.6	Please refer to Note 35 to the financial statements prepared in accordance with ASBE
Financial expenses	8,723	4,890	3,833	78.4	Please refer to Note 36 to the financial statements prepared in accordance with ASBE
Exploration expenses	8,310	11,105	(2,795)	(25.2)	Please refer to MD&A
Impairment losses	16,617	6,975	9,642	138.2	Please refer to Note 38 to the financial statements prepared in accordance with ASBE
Gain/(loss) from changes	3,969	(3,211)	7,180	(223.6)	Please refer to Note 39 to the
in fair value					financial statements prepared in accordance with ASBE
Investment income	980	5,756	(4,776)	(83.0)	Please refer to Note 40 to the financial statements prepared in accordance with ASBE
Non-operating income	51,391	6,828	44,563	652.7	Please refer to Note 41 to the financial statements prepared in accordance with ASBE

Items	At 31 December		Increase/(decrease)
	2008	2007	Amount	Percentage	Reasons for change
	RMB millions	RMB millions	RMB millions	(%)

Non-operating expenses	1,099	2,059	(960)	(46.6)	Please refer to Note 42 to the financial statements prepared in accordance with ASBE
Income tax (benefit/(expense))	1,889	(24,713)	26,602	(107.6)	Please refer to Note 43 to the financial statements prepared in accordance with ASBE
Minority interests	(3,574)	2,206	(5,780)	(262.0)	Mainly due to the increase in net losses from controlling subsidiaries

6.8
Explanation of the material changes in operating environment and macro policies and rules and regulations that have produced, are producing or will produce significant influences on the company’s financial conditions and operating result

☐ Applicable √ Not applicable

6.9
Explanation of whether the Company fulfilled its profits forecast in relation to assets or projects, if any profits forcast in relation to the Company’s assets or projects, and the reporting period is within the profits forecast period

☐ Applicable √ Not applicable

6.10	Fulfillment of the operating plan

☐ Applicable √ Not applicable

6.11	Use of the proceeds from share issue

☐ Applicable √ Not applicable

6.12	Projects not funded by proceeds from share issue

√ Applicable ☐ Not applicable

	Capital
	investment
	in project
Project name	Project progress	Project
	(RMB billion)	progress	Profit from project

Exploration and production segment	57.6	Progressing smoothly	Newly added reserves for crude
(excluding the capital expenditure			oils of 16 million tonnes,
of the oil production assets newly acquired)			Newly added reserves for
			natural gas of 26.1 billion
			cubic meters
			Newly added crude capacity
			5.80 million tonnes/year,
			newly added gas capacity
			1.334 billion cubic meters per year

Refining segment	12.5	Progressing smoothly	Newly added crude oil processing
			capacity of 13.50 million tonnes
			per year
			Newly added FCL capacity of
			2.9 tonnes/year
			Newly added delayed coking
			capacity of 7.50 million
			tonnes/year
			Newly added loading capacity of
			crude oil harbour of 7.5 million
			tonnes per year

Marketing and distribution segment	14.2	Progressing smoothly	Newly added 720 service stations

Chemical segment	20.6	Progressing smoothly	Newly added PX capacity of
			0.6 million tonnes per year
			Newly added butadiene capacity of
			0.1 million tonnes per year
			Newly added synthetic rubber
			capacity of 45,000 tonnes per year

Corporate and others	2.4	Progressing smoothly	—

Total	107.3	—	—

6.13	Explanation of the board of directors about the accounting firm’s Ònon-standard commentsÓ

☐ Applicable √ Not applicable

6.14	Business Prospects

Market Outlook

Looking into 2009, the persistent and widespread international financial crisis has exerted significant influence on domestic and global oil and chemical markets. Influenced by falling demand, the international oil prices are expected to fluctuate at a relatively low level for a certain period. The demand growth for refined oil products in domestic market is expected to slow down. Due to the combined pressure of slower economic growth and a downward cyclical trend, the chemicals business will be facing more challenging situations.

Under the difficult market environment, we are also faced with favorable opportunities and factors. Despite a global economic slowdown, the growth of the Chinese economy is only partially influenced and the Chinese economic fundamentals will remain unchanged with the basic domestic demand for oil and petrochemical products remains robust. The Chinese government has taken proactive fiscal and easy monetary policies, undertaking a series of measures aiming to expand domestic demand and promote economic growth. It will soon come up with a top 10 industry promotion plan with the petrochemical industry included, which will help the Company to speed up its technological renovation and industrial upgrade. In particular, the Company focused and accelerated the construction of some key projects for improving people’s livelihood, developing the infrastructure, supporting agriculture, farmers and rural areas, and enhanced energy conservation and environmental protection. The Company accelerated the reconstruction of disaster-hit areas, which also provided new opportunities for expanding the oil and petrochemical markets. The implementation of the VAT reform and easy monetary policy will be conducive for the Company to reduce cost of investment and financing. Meanwhile, through years of development, the Company’s business operation, asset quality, industrial structure and profitability have reached a new level with a reinforced capability to defend risks. These strengths and advantages give us a chance to create opportunities in face of challenges, creating sustainable, effective and harmonious development.

As the market changes in 2009, the Company will continue to undertake flexible operational strategies, further strengthen its intensive management, carefully organise production, attach importance to the safety of production, material and energy conservation and focus on the following areas:

Exploration and Production: The Company will continue to strengthen theoretical and technological innovations and manage cost control to ensure the stable growth of oil and gas reserves and output. In exploration, the Company will strengthen its comprehensive research into geology and increase investment, especially in the geophysical exploration. In development, the Company will steadily increase the recovery rate and the output of single wells, maintain stable increase in the production of oil and gas while firmly controlling development and operating costs. In development of natural gas, we will place emphasis on ensuring commence of production in the Puguang and Songnan gas fields, strengthening the development of natural gas market, the construction of natural gas pipelines, to ensure favorable conditions and coordination between production, transportation and sales. In 2009, the Company plans to produce 42.4 million tonnes of crude oil and 10 billion cubic meters of natural gas.

Refining: Responding to the demand changes in the refined oil products and chemical feedstock markets, The Company will operate for maximum profitability and optimise its production scheme, ensuring coordination between upstream and downstream operations, make efforts to reduce the purchasing costs of crude oil, further adjust product mix, increase the output of high value-added products such as LPG, lubricants and asphalt and formulate a flexible marketing strategy to steadily improve market competitiveness. In 2009, the Company plans to process 184 million tonnes of crude oil and produce 115 million tonnes of refined oil products.

Marketing and Distribution: The Company will rapidly respond to market changes and continue to explore and improve service quality to bolster customer loyalty and expand retail sales. The Company will strive to expand direct sales according to market changes. In addition, it will reinforce improvement of logistics for oil products and management of distribution to enhance the capability of the logistics in ensuring supply of products and reduce costs. Moreover, the Company will enhance internal management to reduce various expenses related to distribution of oil products. Non-fuel business will be actively promoted and self service stations will be promoted furthur. In 2009, the Company plans 125 million tonnes of domestic sales of oil products.

Chemicals: The Company is strengthening its awareness of its competition and service and will continue its technological cooperation with key industries and key users. It will take full advantage of its location and scale, formulating flexible marketing strategies for various products and expand market with greatest efforts. The Company will enhance the management to combine production, sales and research, optimise product mix in accordance with market demand. The Company will actively promote the development of new products and increase production of products well received by the market and high value-added products.

The Company will optimise the resource allocation and utilisation of light chemical feedstock, light hydrocarbon from gas fields and natural gas to maximise overall profitability; focus on cost reduction and efficiency increase; enhance the pre-marketing of products from new projects. In 2009, the Company plans to produce 6.83 million tonnes of ethylene.

Technology and Development: The Company will continue to follow the main paths of scientific & technological innovations, with an aim to obtain more resources, produce better products, provide better service and achieve better performance. Research will also be deepened in respect of the marine facies geological condition, oil and natural gas distribution pattern in the key strategic regions such as south China, Erdos and Tarim. The Company will also be engaged in the research and development of technologies to significantly improve the recovery rate in oil fields, to develop natural gas fields stably and with high efficiency, and to facilitate the development of chemicals for injection and tertiary recovery technologies recovery. In terms of the refining and chemical technology, emphasis will be put on the improvement of technologies to increase high product yield with lower quality crude oil and heavy oil, conserve energy and reduce costs. The technology for producing ethylene, polyolefin will be furthur improved. Efforts will be intensified to improve the technology of the clean fuel production and to develop high-performance chemical products with high value-added, to enhance conservation of energy and water, safety and environment protection, to promote clean fuel production and improve energy efficiency.

Cost Reduction: In 2009, the Company intends to rely on scientific and technological advancement, reinforced management and deepened reforms to continuously improve its operation efficiency. It plans to achieve a cost reduction of RMB 2.8 billion, among which RMB 600 million is to be achieved by the Exploration and Production Segment, RMB 900 million by the Refining Segment, RMB 600 million by the Chemicals Segment and RMB 700 million by the Marketing and Distribution Segment.

Capital Expenditure: In 2009, the Company will continue to follow the principle of taking profitability and core projects as the priority of investment. The investment management procedures will be strictly controlled and the project construction will be meticulously managed. The total planned capital expenditure is RMB 111.8 billion among which, the capital expenditure for Exploration and Development Segment is RMB 55 billion. The Sichuan-East China Gas Project will be the focus of efforts, and the crude oil production capacity buildup in Tahe and Shengli oil fields as well as the natural gas capacity buildup in Puguang and Erdos fields will be managed on track. The total capital expenditure for the Refining Segment will be RMB 16.8 billion. The emphasis shall be put on auxiliary and supporting projects, upgrade of oil quality, and further acceleration of the transportation & delivery system as well as storage & transportation network. The expenditure for Marketing and Distributing Segment will reach RMB 12.0 billion. Further efforts will be made to construct and purchase the petrol & gas stations along highway and in the strategic areas. The sales network of refined oil products will be further improved. The total expenditure for Chemicals Segment is RMB 26.4 billion, which will be used for integrated refinery and chemical projects in Tianjin, and Zhenhai ethylene projects. The total expenditure for Corporate and Others is planned at RMB 1.6 billion.

In 2009, we will continue to pursue scientific development and actively take challenges. With concerted efforts, we will endeavor to achieve advancement in various aspects and strive to become an energy and chemical company with international competitiveness and with our dedicated efforts to develop the enterprise, reward the shareholders, contribute to the society and benefit the employees.

RISK FACTORS

In the course of its production and operations, Sinopec Corp. actively takes various measures to mitigate operational risks. However, in practice, it may not be possible to prevent all risks and uncertainties.

Macroeconomic Policies and Government Regulation: Although the government is gradually liberalising the market entry regulations on petroleum and petrochemicals sector, the petroleum and petrochemical industries China are still subject to some forms of regulations, which include: issuing crude oil and nature gas production license, issuing crude oil and oil products business license, setting ex-refinery prices and the upper limit for retail, wholesale and supply prices of gasoline, diesel and other oil products, the imposing of the special oil income levy, formulation of import and export quotas and procedures, formulation of safety, quality and environmental protection standards. Such regulations may have material effect on the operations and profitability of the Company.

Change of Environmental Legal Requirements: Our production activities produce waste water, gas and solid (effluents). The Company has built up supporting effluent treatment systems to prevent and reduce pollution. The relevant government authorities may issue and implement more restrictive environmental laws and regulations, and apply higher standard in relation to the environmental protection. Under the aforesaid situation, The Company may incur more expenses in relation to the environment protection accordingly.

External Purchase of Crude Oil: A significant amount of the Company’s demand for crude oil is satisfied through external purchases. In recent years, especially impacted by the international financial crisis, the crude oil prices are subject to wild fluctuations, and the supply of crude oil may even be interrupted due to major incidents. Although the Company has taken flexible counter measures, it may not be fully shielded from risks associated with any wild fluctuation of international crude oil prices and disruption of supply of crude oil.

Cyclic Effects: The majority of the operational income of the Company comes from the sales of refined oil products and petrochemical products, and part of the operation and its relevant products are cyclic and are sensitive to macro-economy, the cyclic changes of regional and global economy, the change of the production capacity and output, demand of consumers, prices and supply of the raw materials, as well as prices and supply of the alternatives etc. Although the Company is an integrated energy and chemicals company, it can only counteract the disadvantages to some extent.

Investment Risk: Petroleum and chemical sector is a capital intensive industry. Although the Company adopted a prudent investment strategy and conducted rigorous feasibility study on each investment project, certain investment risk may exist that expected returns may not be achieved due to major changes in factors such as market environment, prices of equipment and raw materials, and construction period during the implementation of the projects.

Uncertainties with Additional Oil and Gas Reserves: The Company’s ability to achieve sustainable development is dependent on certain extent on our ability in discovering or acquiring additional oil and natural gas reserves and further exploring our current reserve base. To obtain additional reserves, the Company faces inherent risks associated with exploration and development and (or) with acquiring activities. The Company has to invest a large amount of money, however, whether the Company can obtain additional reserves is not certain. If the Company fails to acquire additional reserves through further exploration and development or acquisition activities, the oil and natural gas reserves and production of the Company will decline over some time which will adversely affect the Company’s financial situation and operation performance.

Operational Risks and Natural Disasters: The process of petroleum chemical production is exposed to the risk of inflammation, explosion and environmental pollution and is vulnerable to natural disasters. Such contingencies may cause serious impact to the society, grievous injuries to people and major financial losses to the Company. The Company has implemented a strict HSE management system, in an effort to avoid such risks as much as possible. Meanwhile, the main assets and inventories of the Company have been insured. However, such measures may not shield the Company from financial losses or impact.

Exchange Rate: At present, the exchange rate of RMB implements an administered floating exchange rate regime based on market supply and demand with reference to a basket of currencies. As the Company outsources a significant portion of crude oil in foreign currency which are based on US dollar-denominated international prices, fluctuations in the value of the Renminbi against the US dollars and certain other foreign currencies may affect our crude oil purchasing costs.

Profit forecast for the new financial year

☐ Applicable √ Not applicable

6.15	Plan of the board of directors for profit appropriation or dividend dispatch

At the 27th meeting of the Third Session of the Board of Directors of Sinopec Corp., the Board approved the proposal to declare a full-year dividend of RMB 0.12 per share (including tax) in cash. The final cash dividend per share for distribution would be RMB 0.09, the total cash dividend for the year would be RMB10.4 billion. The distribution proposal will be implemented upon approval by the shareholders at the Annual General Meeting for 2008.

The final dividends will be distributed on or before 30 June 2009 (Tuesday) to those shareholders whose names appear on the register of members of Sinopec Corp. at the close of business on 12 June 2009 (Friday). The register of members of Sinopec Corp.’s H shares will be closed from 8 June 2009 (Monday) to 12 June 2009 (Friday) (both dates are inclusive). In order to qualify for the final dividend for H shares, the shareholders must lodge all share certificates accompanied by the transfer documents with HKSCC Nominees Limited, at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong before 4:30 p.m. on 5 June 2009 (Friday) for registration.

The dividend will be denominated and declared in Renminbi, the holders of domestic shares will be paid in Renminbi and the holders of foreign shares will be paid in Hong Kong dollars. The exchange rate for the dividend to be paid in Hong Kong dollars will be determined based on the average closing exchange rate of Renminbi against Hong Kong dollars as announced by the People’s Bank of China for the week prior to the date of declaration of dividend.

In accordance with the Law on Corporate Income Tax of the People’s Republic of China and its implementation regulations which came into effect on 1 January 2008, the Company is required to withhold corporate income tax at the rate of 10% on behalf of the non-resident enterprise shareholders whose names appear on the H shares share register of members of the Company when distributing dividends to them. Any H shares of the Company registered in the name of the non-individual registered shareholder, including HKSCC Nominees Limited, other nominees, trustees, or other organizations or groups, shall be treated as shares being held by a non-resident enterprise shareholder.

As such, the corporate income tax shall be withheld from the dividend payable to such shareholder. All investors should consider the above-said contents carefully. If any investor intends to have his name appeared on the H shares share register of members of the Company, please kindly enquire about the relevant procedures with your nominees or trustees. The Company has no responsibility and shall not be responsible for confirming the identities of the shareholders. The Company will strictly comply with the law, and withhold and pay the corporate income tax on behalf of the relevant shareholders based on the H shares share register of members of the Company on the registration date. The Company will not accept any requests relating to any delay in confirming the identity of the shareholders or any errors in the identity of the shareholders.

Taxation

In accordance with the Notice on Taxation of Dividends and Stock (Options) Transfer Income obtained by Foreign-invested Companies, Foreign Companies and Foreign Citizens (Guoshuifa No.045 [1993]) published by the State Administration of Taxation, foreign individuals holding H Shares are exempted from paying personal income tax for dividends obtained from companies incorporated in PRC that issue H Shares. As stipulated by the Notice on Issues relating to Enterprise Income Tax Withholding over Dividends Distributable to Their H-Share Holders Who are Overseas Non-resident Enterprises by Chinese Resident Enterprises published by the State Administration of Taxation (Guoshuihan No. 897 [2008]), when Chinese resident enterprises distribute annual dividends for the year 2008 and years thereafter to their H-Share holders who are overseas non-resident enterprises, the enterprise income tax shall be withheld at a uniform rate of 10%. Non-resident enterprises may apply for tax refund in accordance with relevant provisions including taxation agreement (arrangement) after receiving dividends. Shareholders should consult their tax advisers regarding the PRC, Hong Kong and other tax consequences of owning and disposing of the Company’s H shares.

The Company is profitable during this reporting period, however, no cash profit distribution plan is proposed.

☐ Applicable √ Not applicable

§7.	Significant events

	7.1	Acquisition of assets (Please see section 7.8.6)

√ Applicable ☐ Not applicable

7.2
Sales of assets

☐ Applicable √ Not applicable

	7.3	Material guarantees

√ Applicable ☐ Not applicable

Guarantees provided by the Company (excluding the guarantees provided for controlling subsidiaries)

						guaranteed
	Date of					by related
	occurrence				Whether	parties
	(date of signing	Amount	Type of	Period of	completed	(yes or
Name of guarantee	the agreement)	guaranteed	guarantee	guarantee	or not	no)Note 1

Yueyang Sinopec Corp.-Shell Coal	December 10, 2003	377	joint and several	December 10, 2003	No	No
Gasification Corporation			obligations	- December 10, 2017
Fujian Refining & Petrochemical	September 6, 2007	9,166	joint and several	September 6, 2007	No	No
Co.,Ltd.			obligations	- December 31, 2015
Shanghai Gaoqiao-SK Solvent	September 22, 2006;	75	joint and several	September 22, 2006	No	Yes
Co., Ltd.	November 24, 2006;		obligations	- September 22, 2011;
	March 30, 2007;			November 24, 2006
	April 16, 2007			- November 24, 2011;
				March 30, 2007
				- March 30, 2012;
				April 16, 2007
				- April 16, 2012
Balance of Guarantee by Sinopec
Corp. Yangzi Petrochemical
for its associates and joint ventures		193			No	No
Balance of Guarantee by Sinopec Corp.
Shanghai Petrochemical
for its associates and joint ventures		17			No	No
Balance of Sinopec Corp. Sales
Company Limited
for its associates and joint ventures		75			No	No
Total amount of guarantees provided
during the reporting period Note 2						105
Total amount of guarantees
outstanding at the end
of the reporting period Note 2						9,903

						guaranteed
	Date of					by related
	occurrence				Whether	parties
	(date of signing	Amount	Type of	Period of	completed	(yes or
Name of guarantee	the agreement)	guaranteed	guarantee	guarantee	or not	no)Note 1

Guarantees by the Company to controlled subsidiaries
Total amount of guarantee provided to controlled subsidiaries during the reporting period						None
Total amount of guarantee for controlled subsidiaries outstanding at the end of the reporting period						170

Total amount of guarantees of the Company (including those provided for controlled subsidiaries)
Total amount of guarantees Note 3						10,073
The proportion of the total amount of guarantees to Sinopec Corp.’s net assets(%)						3.1

Guarantees provided for shareholders, effective controllers and related parties						None
Amount of debt guarantees provided directly or indirectly to the companies with liabilities to assets ratio of over 70%						82
The amount of guarantees in excess of 50% of the net assets						None
Total amount of the above three guarantee items Note 4						82

Note 1:	As defined in Rule 10.1.3 of the stock listing rules of Shanghai Stock Exchange.

Note 2:
The amount of guarantees provided during the reporting period and the amount of guarantees outstanding at the end of the reporting period include the guarantees provided by the controlled subsidiaries to external parties. The amount of the guarantees provided by these subsidiaries is derived by multiplying the guarantees provided by Sinopec Corp.’s subsidiaries by the percentage of shares held by Sinopec Corp. in such subsidiaries.

Note 3:
Total amount of guarantees is the aggregate of the above “total amount of guarantees outstanding at the end of the reporting period (excluding the guarantees provided for controlled subsidiaries)” and “total amount of guarantees for controlled subsidiaries outstanding at the end of the reporting period”.

Note 4:
“Total amount of the above three guarantee items” is the aggregate of “guarantees provided for shareholders, effective controllers and connected parties”, “amount of debt guarantees provided directly or indirectly to the companies with liabilities to assets ratio of over 70%” and “the amount of guarantees in excess of 50% of the net assets”.

Material Guarantees under Performance

The twenty-second meeting of the First Session of the Board of Directors of Sinopec Corp. approved the proposal regarding Sinopec Corp.’s provision of guarantee to Yueyang Sinopec Shell Coal Gasification Co., Ltd., in the amount of RMB 377 million.

The eighth meeting of the Third Session of the Board of Directors of Sinopec Corp. approved the proposal to provide guarantee to Fujian United Petrochemical Company Limited for its Fujian Refining and Ethylene Joint Venture Project in the amount of RMB 9.166 billion.

7.4	Material Connected Transactions

Audited by the auditors of Sinopec Corp., the aggregate amount of connected transactions actually occurred in relation to the Company during the year was RMB 318.580 billion, of which, incoming trade amounted to RMB 121.451 billion, and outgoing trade amounted to RMB 197.129 billion (including RMB 197.032 billion of sales of goods, RMB 19 million of interest received, RMB 78 million of agency commission income). In 2008, the products and services provided by China Petrochemical Corporation and its associates (procurement, storage, exploration and production services, production-related services) to the Company were RMB 91.907 billion, representing 6.23% of the Company’s operating expenses for the year 2008, which is reduced by 2.47% comparing with last year. The auxiliary and community services provided by China Petrochemical Corporation to the Company were RMB 1.611 billion, representing 0.11% of the operating expenses of the Company for 2008, which is slightly reduced by 0.14% comparing with °∂last year. In 2008, the product sales from the Company to China Petrochemical Corporation amounted to RMB 80.340 billion, representing 5.53% of the Company’s operating revenue. With regard to the Leasing Agreement for Properties, the amount of rent paid by the Company to China Petrochemical Corporation and its associates for the year 2008 was approximately RMB 368 million. With regard to the premium payable under SPI Fund Document, the amount of fund paid by the Company for the year 2008 was RMB 1.381 billion. The amount of each category of transactions did not exceed its respective proposed cap specified in the announcement published on 31March 2006.

On 22 August 2008, Sinopec Corp. and China Petrochemical Corporation entered into Memorandum of Amendment to the Leasing Agreement for Land Use Rights, which amended the annual cap for the transactions under Leasing Agreement for Land Use Rights to RMB4.5 billion°∂, and this adjustment has been reviewed and approved at the twenty-third meeting of the Third Session of the Board of Directors of Sinopec Corp. The amount of rental payable by the Company to China Petrochemical Corporation by 31 December, 2008 was approximately RMB 4.234 billion.

Principle of pricing for connected transactions: (1) Government-prescribed prices and government-guided prices are adopted for products or projects if such prices are available; (2) Where there is no government-prescribed price or government-guided price for products or projects, the market price (inclusive of bidding price) will apply; (3) Where none of the above is applicable, the price will be decided based on the cost incurred plus a reasonable profit of not more than 6% of the price.

Please refer to the Note 36 to the financial statements prepared under the IFRS in the 2008 annual report of Sinopec Corp. for details the connected transactions actually occurred during this year.

Other material connected transaction occurred in this year

Please refer to section 7.8.6 for details

7.4.1	Connected sales and purchases

√ Applicable ☐ Not applicable

Unit: RMB millions

	Sales of goods		Purchase of
	and provision of		goods and
	services to		services from
	connected party		connected party
		Percentage		Percentage
		of the total		of the total
		amount of		amount of
	Transaction	the type	Transaction	the type
Connected party	amount	of transaction	amount	of transaction

China Petrochemical
Corporation	80,340	5.53%	98,950	6.71%
Other connected parties	116,770	8.04%	21,179	1.44%

Total	197,110	13.57%	120,129	8.15%

7.4.2	Connected obligatory rights and debts

√ Applicable ☐ Not applicable

Unit: RMB millions

	Fund to		Fund from
	Connected Parties		Connected Parties
	Amount		Amount
Connected Parties	incurred	Balance	incurred	Balance

China Petrochemical
Corporation	(3,515)	2,447	(628)	10,637
Other connected parties	265	578	(111)	—

Total	(3,250)	3,025	(739)	10,637

7.4.3	Occupation of Funds and relevant settlement in 2008

☐ Applicable √ Not applicable

Up to the end of 2008, where the listed company did not settle the occupation of non operating funds, the proposal on solution by the board of directors.

☐ Applicable √ Not applicable

7.4.4	Special transactions between connected parties (direct cash donation or materials, direct exemption or substitute settlement)

☐ Applicable √ Not applicable

7.5	Entrusted Money Management

☐ Applicable √ Not applicable

7.6	Performance of commitments by China Petrochemical Corporation or shareholders holding 5% or more of shares during the reporting period

√ Applicable ☐ Not applicable

By the end of the reporting period, the major commitments made by China Petrochemical Corporation during the reporting period included:

	i	complying with agreements regarding connected transactions;

	ii	solving the issues concerning the legality of the land use rights certificates and property ownership rights certificates within a specified period of time;

	iii	implementing the Reorganisation Agreement (as defined in the Prospectus for the Issuance of H Shares);

	iv	granting licences for intellectual property rights;

	v	refraining from involvement in competition within the same industry; and

	vi	withdrawing from the business competition and conflict of interests with Sinopec Corp.

Details of the above commitments are included in the Prospectus for the Issuance of A Shares published by Sinopec Corp. in China Securities Journal, Shanghai Securities News and Securities Times on 22 June 2001.

During this reporting period, Sinopec Corp. was not aware of any breach of the above important commitments by Sinopec Group Company.

7.7	Litigation and arbitration of significant importance

☐ Applicable √ Not applicable

7.8	Other significant events

7.8.1	ISSUANCE OF BONDS WITH WARRANTS IN THE DOMESTIC MARKET

On February 20, 2008, Sinope Corp. issued convertible bonds with warrants at amount of RMB 30 billion (“Bonds with Warrants”). The bonds were issued with a term of six years, fixed annual interest rate of 0.8% and 3.03 billion warrants. The warrants are valid for two years with an exercise ratio of 2:1 between warrants and A Share. On March 4, 2008, the bonds and warrants were listed in Shanghai Stock Exchange. The proceeds from issuing bonds will be used for Sichuan-East China Gas Project, Tianjin 1 million tonnes per annum (tpa) ethylene project, Zhenhai 1 million tpa ethylene project and repayment of bank loans. The proceeds from exercise of the warrants will be used for the projects of Tianjin 1 million tpa ethylene project, Zhenhai 1 million tpa ethylene project, Wuhan ethylene project, repayment of bank loans and replenishment of working capital of Sinopec Corp.

7.8.2	ISSUANCE OF HK$11.7 BILLION ZERO CONPON CONVERTIBLE BONDS IN OVERSEAS MARKET

Name of holder	As at December 31,
2008 Number of
bonds held

Euroclear	7,578,700
Clearstream	4,121,300

Significant changes of the Company’s profitability, financial position and creditability:

None

Information on the Company’s liability and credit changes as well as the cash arrangement for the future annual debt repayment

In 2008, the Company’s liability to asset ratio was 54.5%. The liability proportion was kept stable and there was no material change in structure. The Company’s credit rating obtained from domestic organizations remained as AAA on a long-term basis. On the expiration date in the future, the Company will primarily use the its own fund to repay the due bonds. The remnant will be obtained through bank loans or through direct financing in the capital market.

7.8.3	ISSUANCE OF CORPORATE BONDS IN THE DOMESTIC MARKETS

The annual general meeting of the shareholders of Sinopec Corp. for 2007 approved the issuance of corporate bonds in the amount up to RMB 20 billion. The proceeds from issuing bonds will be used for adjusting the Company’s debt structure; replenishing the Company’s working capital and improving the Company’s financial position. For details, please see relevant announcements published in China Securities Journal, Shanghai Securities News and Securities Times on May 27, 2008. Such issuance was approved by the Issuance & Audit Committee of China Securities Regulatory Commission on 19 November, 2008.

Sinopec Corp. held its first extraordinary general meeting of shareholders for 2005, which passed a special resolution of issuing short-term financing debentures. For details, please see the relevant announcements in China Securities Journal, Shanghai Securities News and Securities Times of mainland China as well as Economy Daily and South China Morning Post of Hong Kong on September 20, 2005. During the period of this report, the company issued short-term financing debentures at the amount of RMB 15 billion, which were issued on December 22, 2008. The term was six months and the interest rate was 2.30%. The debentures are targeted on institutional investors on the bond market among Chinese banks (excluding investors prohibited by the law and relevant regulations).

7.8.4	MAJOR PROJECTS

	(1)	Sichuan-to-East China Gas Project

This is a major project under China’s 11th Five-year Plan. This project consists of two parts, namely, exploration and production of Puguang Gas Field as well as gas purification project; long-distance natural gas pipeline transportation project from Puguang Gas field to Shanghai. The total investment for this project is RMB 63.2 billion. The core section is expected to complete by 2009, with initial production commencing the same year.

	(2)	Qingdao refinery project

The capacity of this project is 10 million tpa. The project started construction in June 2005 and was completed and put into production in May 2008.

	(3)	Tianjin ethylene project

This project mainly includes 1 million tpa ethylene unit, 12.5 million tpa refinery expansion project and thermal power utilities facilities. The total project investment is about RMB 26.8 billion. With construction started in June 2006, the project is proceeding smoothly. It is scheduled to be completed at the end of 2009.

	(4)	Zhenhai ethylene project

This project mainly consists a 1 million tpa ethylene unit, downstream auxiliary facilities and public utilities facilities. The project investment is about RMB 21.9 billion, and construction commenced in November 2006. At present, the project is proceeding smoothly. The project is scheduled to be completed in 2010.

7.8.5	SUBSIDIES

During the first half of 2008, the international price on crude oil increased significantly. The domestic price of refined oil products was under tight control and the price of oil products was even lower than that of crude oil. Due to losses, some local refineries cut off their production and even stopped production, which caused shortage of refined oil products in domestic market. In order to ensure the stability of refined oil products market, the Company took various measures to increase the output of refined oil products. Meanwhile, the Company purchased refined oil products from some local oil refineries at a high price, which is aimed at ensuring the supply of refined oil products in domestic market and has achieved apparent results. However, this also led to huge losses of the Company’s refining business. In 2008, the Company recognised subsidies of RMB 50.3 billion.

7.8.6	ACQUISITION OF ASSETS

The twenty-first meeting of the Third Session of the Board of Directors of Sinopec Corp. was held on 26 June 2008, at which the proposals including the “Proposal Concerning the Acquisition of the Downhole Operation Assets of Maintenance Nature from the Subsidiaries of China Petrochemical Corporation” were reviewed and approved. According to the proposals, Sinopec Corp. acquired the downhole operation assets of maintenance nature, the relevant business and associated liabilities of China Petrochemical Corporation. The consideration for the acquisition was RMB1.624 billion. Sinopec Corp. used its own fund to pay for the consideration. The acquisition of such assets and business can further satisfy the demands for the regular downhole operational services from the oil production plants owned by Sinopec Corp. and maintain the steady and orderly daily production. After the acquisition, the number of operations will be reduced and costs on production will be saved, the management system for oil field operation will be streamlined and the synergy between the oil production business and the downhole operation business of Sinopec Corp. will be improved, the production efficiency will be enhanced, and further reduce a large number of connected transactions in connection with downhole operation services between Sinopec Corp. and China Petrochemical Corporation. For details of this acquisition, please refer to the relevant announcements published in China Securities Journal, Shanghai Securities News and Securities Times as well as on the websites of Shanghai Stock Exchange (http://www.sse.com.cn) and Hong Kong Stock Exchange (http://www.hkex.com.hk) on 27 June, 2008.

			Net profit	Whether
			contributed	associated
			to the listed	transaction	Whether the	Whether the
			company from	or not (if yes,	property	credit & liability
			the acquisition	please state	rights	involved be
Transaction counterpart	Date of	Acquisition	date to the	the pricing	involved	wholly
and the acquired assets	acquisition	price	end of the year	principle)	be transferred	transferred

Acquiring underground	June 26, 2008	RMB 1.624	—	Yes	Yes	Yes
maintenance & operational	billion
assets from Sinopec

Note:	The transactions in relation to the above acquisition is in the interest of the Company’s longt-term development, and has no impact on the management stability.

7.8.7	SHARES AND SECURITIES INVESTMENT HELD IN OTHER LISTED COMPANIES

						Book value	Equity
				Shares held as	Initial	at the end	investment
		Company Name	Number of	a percentage	Investment	of reporting	income
No.	Stock Code	Abbreviation	Shares Held	of total shares	Cost	period	for the year	Accounting Entry

1	384 (HK)	Sino Gas	210 million shares	6.3%	HK$128 million	RMB136 million	0	Long-term
		International						equity investment
Holdings
Other securities investment
held at end of the
reporting period			—	—	—	—	—	—
Total			—	—	—	—	—	—

Other than the above, Sinopec Corp. didn’t hold any share of non-listed financial entities or companies preparing for being listed in the near future, nor did it trade the shares of any other listed companies.

7.9	The Board of Director issued Management Report of Internal Control, which was opined by the audit institution, details of which can be found in the annual report

7.10	Whether the Company disclosed report on performance of social responsibilities. Yes

§8.	Report of the Supervisory Board

The Supervisory Board takes the view that the Company is operated in accordance with laws and regulations, and it did not discover substantial problems with Sinopec Corp’s financial position, use of funds raised, transactions for merger and acquisition of assets and connected transactions.

8.1
The financial statements are prepared in strict compliance with the ASBS and IFRS, the financial data has truly and fairly reflected the financial situation and financial performance of the Company in year 2008.

8.2
The annual report of the Company was made in strict compliance with the relevant regulations of CSRC and Stock Exchanges, the contents of which truly and completely reflected the legal running, regulated operation and financial situation of the Company in 2008; the assets acquisitions are transparent, reasonable consideration and carried out legally; the connected transaction complied with the relevant regulations of the Shanghai Stock Exchange and Hong Kong Stock Exchange, there were no activities in the detriment to the Company, nor any activities in relation to preparation of the financial statements and by review persons in breach of confidentiality provisions; the proposal on dividend distribution has fully taken the interests of the shareholders and the long-term benefits of the Company into consideration, the Company also maintained stable dividend distribution policy; the information disclosed in the annual report is true and complete, and in compliance with the regulatory requirements of the listing places.

8.3
The Company’s Sustainable Development Report was made in strict compliance with the principles under Global Reporting Initiative’s (GRI) G3 Guidelines, which disclosed in details the governance methods adopted by the Company in order to implement the sustainable development strategy. The information disclosed in the Sustainable Development Report is true and complete, and is in line with the regulatory disclosure requirements by Shanghai Stock Exchange for the purpose of enhancing social responsibilities.

8.4
The Supervisory Board, in accordance with the Companies Law, the Articles of Association and the Rules and Procedures Supervisory Committee’ Meetings, has fulfilled effectively duties of supervision, proactively participated in supervision on the decision making process, reviewed resolutions in accordance with laws, organized monitoring examination, protected the benefits of the Company and the interests of the shareholders, and further enhanced the Company’s corporate governance.

§9.	Financial statements

	9.1	Auditors’ opinion

Financial statements	☐ Unaudited	√ Audited
Auditors’ opinion	√ Standard unqualified	☐ Not standard opinion

9.2	Financial statements

9.2.1	Financial statements prepared in accordance with the PRC Accounting Standards for Business Enterprises

Balance Sheet
Amounts in RMB millions

	31 December 2008		31 December 2007
	The	The	The	The
	Group	Company	Group	Company

Current assets
Cash at bank and on hand	7,700	2,258	8,364	3,105
Bills receivable	3,659	830	12,851	6,377
Accounts receivable	12,989	11,274	22,947	13,547
Other receivables	20,520	24,087	11,822	18,209
Prepayments	7,597	5,556	9,402	9,252
Inventories	95,255	70,246	116,032	65,884
Other current assets	287	92	100	23

Total current assets	148,007	114,343	181,518	116,397

Non-current assets
Long-term equity investments	28,705	79,449	31,335	84,789
Fixed assets	403,265	331,912	375,142	304,795
Construction in progress	121,886	113,210	95,408	80,720
Intangible assets	15,965	10,174	12,714	7,804
Goodwill	14,328	—	15,581	—
Long-term deferred expenses	6,557	5,607	5,842	4,995
Deferred tax assets	12,510	7,237	10,133	9,358
Other non-current assets	1,012	101	2,190	735

Total non-current assets	604,228	547,690	548,345	493,196

Total assets	752,235	662,033	729,863	609,593

	31 December 2008		31 December 2007
	The	The	The	The
	Group	Company	Group	Company

Current liabilities
Short-term loans	63,972	34,455	36,954	21,952
Bills payable	17,493	13,453	12,162	8,613
Accounts payable	56,667	53,602	93,049	58,932
Receipts in advance	29,783	25,619	25,082	23,412
Staff costs payable	1,778	1,359	5,905	5,282
Taxes payable	7,057	9,563	17,562	15,383
Other payables	46,972	63,494	47,503	65,729
Short-term debentures payable	15,000	15,000	10,074	10,074
Non-current liabilities due
within one year	19,511	17,505	13,466	12,813

Total current liabilities	258,233	234,050	261,757	222,190

Non-current liabilities
Long-term loans	64,937	53,074	77,708	67,055
Debentures payable	62,207	62,207	42,606	42,606
Provisions	9,280	8,794	7,613	7,002
Deferred tax liabilities	5,235	4,456	5,636	4,611
Other non-current liabilities	1,397	494	1,049	601

Total non-current liabilities	143,056	129,025	134,612	121,875

Total liabilities	401,289	363,075	396,369	344,065

	31 December 2008		31 December 2007
	The	The	The	The
	Group	Company	Group	Company

Shareholders’ equity
Share capital	86,702	86,702	86,702	86,702
Capital reserve	38,518	38,464	33,600	33,384
Surplus reserves	90,078	90,078	65,986	65,986
Retained profits	114,782	83,714	121,757	79,456

Shareholders’ equity
attributable to equity
shareholders of the
Company	330,080	298,958	308,045	265,528
Minority interests	20,866	—	25,449	—

Total shareholders’ equity	350,946	298,958	333,494	265,528

Total liabilities and
shareholders’ equity	752,235	662,033	729,863	609,593

Income Statement
Amounts in RMB millions

		2008		2007
		The	The	The	The
		Group	Company	Group	Company

Operating income		1,452,101	959,464	1,204,843	882,353
Less:	Operating costs	1,326,783	840,076	1,013,201	733,721
	Sales taxes and surcharges	56,799	50,306	34,304	29,181
	Selling and distribution
	expenses	24,967	20,918	22,564	18,867
	General and administrative
	expenses	40,917	33,165	35,684	28,495
	Financial expenses	8,723	7,933	4,890	4,076
	Exploration expenses,
	including dry holes	8,310	8,310	11,105	11,002
	Impairment losses	16,617	9,486	6,975	6,688
Add:	Gain/(loss) from
	changes in fair value	3,969	3,842	(3,211)	(3,211)
	Investment income	980	12,357	5,756	20,422

Operating (loss) / profit		(26,066)	5,469	78,665	67,534
Add:	Non-operating income	51,391	34,578	6,828	5,963
Less:	Non-operating expenses	1,099	922	2,059	1,684

Profit before taxation		24,226	39,125	83,434	71,813
Less:	Income tax
	(benefit)/expense	(1,889)	(1,797)	24,713	15,562

Net profit		26,115	40,922	58,721	56,251

Including: Net profit made by
acquiree before the
consolidation		—	—	(205)	—
Attributable to: Equity
shareholders of the Company		29,689	—	56,515	—
Minority interests		(3,574)	—	2,206	—

Basic earnings per share		0.34	—	0.65	—
Diluted earnings per share		0.30	—	0.65	—

Cash Flow Statement
Amounts in RMB millions

	2008		2007
	The	The	The	The
	Group	Company	Group	Company

Cash flows from
operating activities:
Cash received from sale of
goods and rendering of
services	1,717,060	1,128,155	1,400,348	1,027,467
Rentals received	491	340	370	171
Grants received	53,705	38,653	—	—
Other cash received relating to
operating activities	4,738	31,727	2,793	12,513

Sub-total of cash inflows	1,775,994	1,198,875	1,403,511	1,040,151

Cash paid for goods and
services	(1,544,176)	(968,452)	(1,135,587)	(821,988)
Cash paid for operating leases	(7,717)	(6,847)	(6,764)	(5,680)
Cash paid to and for employees	(27,773)	(23,095)	(22,255)	(16,930)
Value added tax paid	(35,538)	(30,857)	(41,011)	(32,060)
Income tax paid	(21,072)	(15,871)	(27,674)	(18,875)
Taxes paid other than value
added tax and income tax	(48,246)	(41,078)	(30,965)	(26,090)
Other cash paid relating to
operating activities	(16,589)	(37,984)	(15,005)	(20,751)

Sub-total of cash outflows	(1,701,111)	(1,124,184)	(1,279,261)	(942,374)

Net cash inflow from operating
activities	74,883	74,691	124,250	97,777

	2008		2007
	The	The	The	The
	Group	Company	Group	Company

Cash flows from investing activities:
Cash received from disposal
of investments	1,366	866	1,441	330
Dividends received	3,682	11,370	2,657	9,108
Net cash received from
disposal of fixed assets and
intangible assets	602	587	446	101
Cash received on maturity
of time deposits with
financial institutions	1,358	44	3,340	867
Other cash received relating
to investing activities	446	98	404	87

Sub-total of cash inflows	7,454	12,965	8,288	10,493

Cash paid for acquisition of
fixed assets and intangible
assets	(108,575)	(98,755)	(110,638)	(93,600)
Cash paid for acquisition
of investments	(3,089)	(4,122)	(1,581)	(8,222)
Cash paid for acquisition of
time deposits with
financial institutions	(1,442)	(49)	(3,373)	(523)
Cash paid for acquisition
of subsidiaries and minority
interests, net	(598)	(598)	(7,468)	(3,500)

Sub-total of cash outflows	(113,704)	(103,524)	(123,060)	(105,845)

Net cash outflow from
investing activities	(106,250)	(90,559)	(114,772)	(95,352)

	2008		2007
	The	The	The	The
	Group	Company	Group	Company

Cash flows from financing
activities:
Cash received from contribution
from minority shareholders
of subsidiaries	1,137	—	1,223	—
Cash received from issuance of
convertible bonds, net of
issuing expenses	29,850	29,850	11,368	11,368
Cash received from issuance
of corporate bonds	15,000	15,000	35,000	35,000
Cash received from borrowings	1,147,279	802,882	768,039	495,310

Sub-total of cash inflows	1,193,266	847,732	815,630	541,678

Cash repayments of corporate
bonds	(10,000)	(10,000)	(12,000)	(10,000)
Cash repayments
of borrowings	(1,125,333)	(799,883)	(788,793)	(514,015)
Cash paid for dividends,
profits distribution or interest	(23,651)	(20,653)	(20,843)	(19,772)
Dividends paid to minority
shareholders of subsidiaries	(1,404)	—	(593)	—
Distributions to Sinopec
Group Company	(2,180)	(2,180)	(2,182)	—

Sub-total of cash outflows	(1,162,568)	(832,716)	(824,411)	(543,787)

Net cash inflow/(outflow)
from financing activities	30,698	15,016	(8,781)	(2,109)

Effects of changes in foreign
exchange rate	(79)	—	(64)	—

Net (decrease)/increase in cash
and cash equivalents	(748)	(852)	633	316

Consolidated Statement of Changes In Equity
Amounts in RMB millions
		2008
						Total
						shareholders’
						equity
						attributable
						to equity		Total
		Share	Capital	Surplus	Retained	shareholders of	Minority	shareholders’
Items		capital	reserve	reserves	profits	the Company	interests	equity

Balance at 1 January 2008		86,702	33,600	65,986	121,757	308,045	25,449	333,494
Changes in equity for the year
1.	Net profit for the year	—	—	—	29,689	29,689	(3,574)	26,115
2.	Gains and losses recognised
	directly in equity
	— Unrealised loss for the
	change in fair value of
	available-for-sale
	financial assets, net of
	deferred tax	—	(2,320)	—	—	(2,320)	(118)	(2,438)

Sub-total of 1&2		—	(2,320)	—	29,689	27,369	(3,692)	23,677

3.	Issuance of the Bonds
	with Warrants	—	6,879	—	—	6,879	—	6,879
4.	Appropriations of profits:
	— Appropriation for surplus
	reserves	—	—	24,092	(24,092)	—	—	—
	— Distributions to shareholders	—	—	—	(12,572)	(12,572)	—	(12,572)
5.	Distributions to minority
	interests, net of
	contributions	—	—	—	—	—	(368)	(368)
6.	Consideration for the
	acquisition of Refinery
	Plants	—	(96)	—	—	(96)	—	(96)
7.	Acquisition of subsidiaries
	and minority interests	—	(318)	—	—	(318)	(617)	(935)
8.	Distributions to Sinopec
	Group Company	—	(106)	—	—	(106)	—	(106)
9.	Government Grants	—	879	—	—	879	94	973

Balance at 31 December 2008		86,702	38,518	90,078	114,782	330,080	20,866	350,946

Amounts in RMB millions

		2007
						Total
						shareholders’
						equity
						attributable
						to equity		Total
		Share	Capital	Surplus	Retained	shareholders of	Minority	shareholders’
Items		capital	reserve	reserves	profits	the Company	interests	equity

Balance at 31 December 2006		86,702	38,553	59,519	74,608	259,382	22,417	281,799
Changes in accounting policies		—	(4,791)	1,032	9,287	5,528	51	5,579

Balance at 1 January 2007		86,702	33,762	60,551	83,895	264,910	22,468	287,378
Changes in equity for the year
1.	Net profit for the year	—	—	—	56,515	56,515	2,206	58,721
2.	Gains and losses
	recognised directly
	in Equity
	— Unrealised gain for the
	change in fair value of
	available-for-sale
	financial assets,
	net of deferred tax	—	2,892	—	—	2,892	145	3,037

Sub-total of 1&2		—	2,892	—	56,515	59,407	2,351	61,758

3.	Appropriations of profits:
	— Appropriation for
	surplus reserves	—	—	5,625	(5,625)	—	—	—
	— Distributions to
	shareholders	—	—	—	(13,872)	(13,872)	—	(13,872)
4.	Contributions from
	minority interests,
	net of distributions	—	—	—	—	—	630	630
5.	Consideration for the
	acquisition of
	Refinery Plants	—	(2,400)	—	—	(2,400)	—	(2,400)
6.	Transferred to retained
	profits and surplus
	reserves	—	(654)	(190)	844	—	—	—

Balance at 31 December 2007		86,702	33,600	65,986	121,757	308,045	25,449	333,494

Statement of Changes in Equity
Amounts in RMB millions

		2008
						Total
		Share	Capital	Surplus	Retained	shareholders’
Items		capital	reserve	reserves	profits	equity

Balance at 1 January 2008		86,702	33,384	65,986	79,456	265,528
Changes in equity for the year
1.	Net profit for the year	—	—	—	40,922	40,922
2.	Gains and losses recognised
	directly in Equity
	—Unrealised loss for
	the change in fair
	value of available-
	for-sale financial
	assets, net of
	deferred tax	—	(2,206)	—	—	(2,206)

Sub-total of 1&2		—	(2,206)	—	40,922	38,716

3.	Issuance of the Bonds
	with warrants	—	6,879	—	—	6,879
4.	Appropriations of profits:
	—Appropriation for
	surplus reserves	—	—	24,092	(24,092)	—
	—Distributions to
	shareholders	—	—	—	(12,572)	(12,572)
5.	Consideration for the
	acquisition of
	Refinery Plants	—	(96)	—	—	(96)
6.	Distributions to
	Sinopec Group
	Company	—	(106)	—	—	(106)
7.	Government Grants	—	609	—	—	609

Balance at 31December 2008		86,702	38,464	90,078	83,714	298,958

Amounts in RMB millions

		2007
						Total
		Share	Capital	Surplus	Retained	shareholders’
Items		capital	reserve	reserves	profits	equity

Balance at 31 December 2006		86,702	36,526	59,329	33,415	215,972
Changes in accounting policies		—	(4,791)	1,032	9,287	5,528

Balance at 1 January 2007		86,702	31,735	60,361	42,702	221,500
Changes in equity for the year
1.	Net profit for the year	—	—	—	56,251	56,251
2.	Gains and losses recognised
	directly in equity
	—Unrealised gain for the
	change in fair value of
	available-for-sale
	financial assets, net of
	deferred tax	—	2,711	—	—	2,711

Sub-total of 1&2		—	2,711	—	56,251	58,962

3.	Appropriations of profits:
	—Appropriation for
	surplus reserves	—	—	5,625	(5,625)	—
	—Distributions to
	shareholders	—	—	—	(13,872)	(13,872)
4	Consideration for the
	acquisition of
	Refinery Plants	—	(1,062)	—	—	(1,062)

Balance at 31 December 2007		86,702	33,384	65,986	79,456	265,528

9.2.2	Financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”)

Consolidated Income Statement

Amounts in RMB millions

Items	2008	2007

Turnover and other operating revenues
Turnover	1,420,321	1,173,869
Other operating revenues	31,780	30,974

	1,452,101	1,204,843

Other income	50,342	4,863

Operating expenses
Purchased crude oil, products and operating
supplies and expenses	(1,285,155)	(970,929)
Selling, general and administrative expenses	(46,175)	(37,843)
Depreciation, depletion and amortisation	(45,823)	(43,315)
Exploration expenses, including dry holes	(8,310)	(11,105)
Personnel expenses	(23,285)	(22,745)
Taxes other than income tax	(56,799)	(34,304)
Other operating expenses, net	(8,773)	(3,601)

Total operating expenses	(1,474,320)	(1,123,842)

Operating profit	28,123	85,864

Items	2008	2007

Finance costs
Interest expense	(11,326)	(7,314)
Interest income	445	405
Unrealised gain/(loss) on embedded derivative
component of the Convertible Bonds	3,947	(3,211)
Foreign currency exchange losses	(954)	(311)
Foreign currency exchange gains	3,112	2,330

Net finance costs	(4,776)	(8,101)

Investment income	390	1,657

Share of profits less losses from associates and
jointly controlled entities	580	4,044

Profit before taxation	24,317	83,464
Tax benefit / (expense)	1,883	(24,721)

Profit for the year	26,200	58,743

Attributable to:
Equity shareholders of the Company	29,769	56,533
Minority interests	(3,569)	2,210

Profit for the year	26,200	58,743

Dividends payable to equity shareholders
of the Company attributable to the year:
Interim dividend declared during the year	2,601	4,335
Final dividend proposed after
the balance sheet date	7,803	9,971

	10,404	14,306

Earnings per share:
Basic	0.34	0.65

Diluted	0.30	0.65

Balance Sheet

Amounts in RMB millions

	31 December 2008		31 December 2007
	The	The	The	The
Items	Group	Company	Group	Company

Non-current assets
Property, plant and
equipment, net	403,265	331,912	375,142	304,795
Construction in progress	121,886	113,210	95,408	80,720
Goodwill	14,237	—	15,490	—
Investments in subsidiaries	—	61,982	—	63,913
Interest in associates	15,595	8,400	16,865	8,624
Interest in jointly
controlled entities	11,781	5,306	12,723	5,060
Investments	1,483	570	3,194	1,032
Deferred tax assets	12,810	7,461	10,439	9,587
Lease prepayments	10,817	5,211	8,224	4,257
Long-term prepayments and
other assets	11,642	10,054	10,124	8,212

Total non-current assets	603,516	544,106	547,609	486,200

Current assets
Cash and cash equivalents	6,948	2,227	7,696	3,079
Time deposits with financial
institutions	752	31	668	26
Trade accounts receivable, net	12,989	11,274	22,947	13,547
Bills receivable	3,659	830	12,851	6,377
Inventories	95,255	70,246	116,032	65,884
Prepaid expenses and other
current assets	34,924	33,050	24,922	30,166
Income tax receivable	9,784	9,768	—	—

Total current assets	164,311	127,426	185,116	119,079

	31 December 2008		31 December 2007
	The	The	The	The
Items	Group	Company	Group	Company

Current liabilities
Short-term debts	74,896	52,747	44,654	30,136
Loans from Sinopec Group
Company and fellow
subsidiaries	23,587	14,213	15,840	14,703
Trade accounts payable	56,667	53,602	93,049	58,932
Bills payable	17,493	13,453	12,162	8,613
Accrued expenses and
other payables	101,878	113,118	89,171	103,509
Income tax payable	16	—	10,479	8,979

Total current liabilities	274,537	247,133	265,355	224,872

Net current liabilities	(110,226)	(119,707)	(80,239)	(105,793)

Total assets less current
liabilities	493,290	424,399	467,370	380,407

Non-current liabilities
Long-term debts	90,254	79,461	83,134	72,851
Loans from Sinopec Group
Company and fellow
subsidiaries	36,890	35,820	37,180	36,810
Deferred tax liabilities	5,235	4,456	5,636	4,611
Other liabilities	11,589	9,836	8,662	7,603

Total non-current liabilities	143,968	129,573	134,612	121,875

	349,322	294,826	332,758	258,532
Equity
Share capital	86,702	86,702	86,702	86,702
Reserves	241,967	208,124	220,731	171,830

Total equity attributable to
equity shareholders
of the Company	328,669	294,826	307,433	258,532
Minority interests	20,653	—	25,325	—

Total equity	349,322	294,826	332,758	258,532

9.2.3	Differences between financial statements prepared under the PRC Accounting Standards for Business Enterprises and IFRS

	(1)	Effects of major differences between the net profit under the PRC Accounting Standards for Business Enterprises and the profit for the year under IFRS are analysed as follows:

Items	2008	2007
	RMB millions	RMB millions

Net profit under the PRC Accounting
Standards for Business Enterprises	26,115	58,721

Adjustments:
Reduced amortisation on revaluation
of land use rights	30	30
Government grants	61	—
Effects of the above adjustments
on taxation	(6)	(8)

Profit for the year under IFRS	26,200	58,743

(2)	Effects of major differences between the shareholders’ equity under the PRC Accounting Standards for Business Enterprises and the total equity under IFRS are analysed as follows:

	As at 31 December
Items	2008	2007
	RMB millions	RMB millions

Shareholders’ equity under the PRC
Accounting Standards for Business
Enterprises	350,946	333,494

Adjustments:
Revaluation of land use rights	(1,012)	(1,042)
Government grants	(912)	—
Effects of the above adjustments
on taxation	300	306

Total equity under IFRS	349,322	332,758

9.3	Provide explanation for any changes in accounting policy, accounting estimate or recognition policy as compared with last annual report.

√applicable ☐ inapplicable

9.3.1	Change in accounting policies in the financial statements prepared under the PRC Accounting Standards for Business Enterprises

In accordance with PRC Accounting Standards for Business Enterprises Bulletin No.2 (Bulletin No.2), which were newly issued by the Ministry of Finance in 2008, the Group changed the following significant accounting policies in the current accounting year:

	(1)	Oil and gas properties

Prior to 1 January 2008, oil and gas properties were depreciated using the straight-line method over their estimated useful lives. Pursuant to the requirements of Bulletin No.2, the Group changed the depreciation method of oil and gas properties from straight-line method to unit-of-production method and made retrospective adjustments. This adjustment decreased the consolidated net profit for the year ended 31 December 2008 and the consolidated shareholders’ equity by RMB 1,872 million and RMB 5,275 million, respectively.

	(2)	The acquisition of minority interests

When preparing the consolidated financial statements, if the Company acquired a minority interest from a subsidiary’s minority shareholders before 7 August 2008, a goodwill is recognised on the consolidated financial statement, whose amount is the excess of the additional long-term equity investment cost on the minority interest acquisition over the fair value on the transaction date of the subsidiary’s identifiable net assets of the newly acquired portion. The difference between (i) and (ii) below, less the aforementioned goodwill is adjusted to the capital reserve in the consolidated balance sheet:

	(i)	the additional long-term equity investment cost on the minority interest acquisition;

	(ii)	the newly acquired interest in the subsidiary’s identifiable net assets recorded from the acquisition date (or combination date) of the subsidiary.

If such an acquisition occurred on or after 7 August 2008, no goodwill is recognised. The total difference between the above (i) and (ii) is adjusted to the capital reserve in the consolidated balance sheet. In both cases if the credit balance of capital reserve is insufficient, any excess is adjusted to retained profits.

According to Bulletin No.2, no retrospective adjustment has been made by the Group for the above change of accounting policy on acquisition of minority interest. This change of accounting policy reduced the consolidated shareholders’ equity as at 31 December 2008 of the Group by RMB 318 million.

(3)	The effects of the above changes in accounting policies on the Group and the Company’s net profits and shareholders’ equity for 2007 are summarised as follows:

	The Group
	Net profit	Shareholders’	Shareholders’
	for the year	equity	equity
	ended 31	as at 31	as at 1
	December	December	January
	2007	2007	2007
	RMB	RMB	RMB
	millions	millions	millions
Net profit and shareholders’
equity before adjustment	57,153	326,347	281,799
Oil and gas properties	1,568	7,147	5,579

Net profit and shareholders’
equity after adjustment	58,721	333,494	287,378

	The Company
	Net profit	Shareholders’	Shareholders’
	for the year	equity	equity
	ended 31	as at 31	as at 1
	December	December	January
	2007	2007	2007
	RMB	RMB	RMB
	millions	millions	millions

Net profit and shareholders’
equity before adjustment	54,683	258,432	215,972
Oil and gas properties	1,568	7,096	5,528

Net profit and shareholders’
equity after adjustment	56,251	265,528	221,500

9.3.2	Change in accounting policies in the financial statements prepared under IFRS

The IASB has issued certain new and revised IFRS that are first effective or available for early adoption for the current accounting period of the Group and the Company. There have been no significant changes to the accounting policies applied in these financial statements for the years presented as a result of these developments, except for the early adoption of revised IFRS 3 “Business Combinations” (“revised IFRS 3”) and the amended IAS 27 “Consolidated and Separate Financial Statements” (“amended IAS 27”). The impact of the early adoptions of revised IFRS 3 and amended IAS 27, which have been applied prospectively, is that any changes in the Company’s ownership interests in a subsidiary on or after 1 January 2008 that do not result in a loss of control are recognised as equity transactions. The early adoptions of revised IFRS 3 and amended IAS 27 did not have a significant impact to the Group’s consolidated financial statements for the year ended 31 December 2008.

9.4	Details, adjusted amount, reason and impact of material accounting error

There is no material error in the current report period.

9.5	Notes on the financial statements prepared under IFRS

9.5.1	Turnover

Turnover represents revenue from the sales of crude oil, natural gas, petroleum and chemical products, net of value-added tax.

9.5.2	Tax (benefit)/expense

Tax (benefit) / expense in the consolidated income statement represents:

	2008	2007
	RMB millions	RMB millions

Current tax
- Provision for the year	609	28,628
- Under-provision in prior years	216	249
Deferred taxation	(2,708)	(4,156)

	(1,883)	24,721

Reconciliation between actual income tax (benefit) / expense and the expected income tax at applicable statutory tax rates is as follows:

	2008	2007
	RMB millions	RMB millions

Profit before taxation	24,317	83,464

Expected PRC income tax expense
at a statutory tax rate of 25% (2007: 33%)	6,079	27,543
Tax effect of differential tax rate (i)	1,213	(1,959)
Tax effect of non-deductible expenses	864	1,400
Tax effect of non-taxable income (iii)	(11,203)	(3,767)
Tax effect of tax losses not recognised	948	103
Under-provision in prior years	216	249
Tax credit for domestic equipment purchases	—	(500)
Effect of change in tax rate on deferred tax (ii)	—	1,652

Actual income tax (benefit) / expense	(1,883)	24,721

Substantially all income before income tax and related tax (benefit) / expense is from PRC sources.

Notes:

(i)
The provision for PRC current income tax is based on a statutory income tax rate of 25% (2007: 33%) of the assessable income of the Group as determined in accordance with the relevant income tax rules and regulations of the PRC, except for certain entities of the Group, which are taxed at a preferential rate of 15% or 18%.

(ii)
On 16 March 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the People’s Republic of China (“new tax law”), which took effect on 1 January 2008. According to the new tax law, a unified corporate income tax rate of 25% is applied to PRC entities; however certain entities previously taxed at a preferential rate are subject to a transition period during which their tax rate will gradually be increased to the unified rate of 25% over a five-year period starting from 1 January 2008.

Based on the new tax law, the income tax rate applicable to the Group, except for certain entities of the Group, is reduced from 33% to 25% from 1 January 2008. Based on a tax notice issued by the State Council on 26 December 2007, the applicable tax rates for entities operating in special economic zones, which were previously taxed at the preferential rate of 15%, are 18%, 20%, 22%, 24% and 25% in 2008, 2009, 2010, 2011 and 2012 onward, respectively. According to the same notice, the applicable tax rate for entities operating in the western region of the PRC which were granted a preferential tax rate of 15% from 2004 to 2010, remains at 15% in 2008, 2009 and 2010 and will be increased to 25% from 1 January 2011.

(iii)	The tax effect of non-taxable income for the year ended 31 December 2008 primarily related to the grant income.

9.5.3	Basic and diluted earnings per share

The calculation of basic earnings per share for the year ended 31 December 2008 is based on the profit attributable to ordinary equity shareholders of the Company of RMB 29,769 million (2007: RMB 56,533 million) and the weighted average number of shares of 86,702,439,000 (2007: 86,702,439,000) during the year. For the year ended 31 December 2007, diluted earnings per share is calculated on the same basis as basic earnings per share, since the effect of the Convertible Bonds was anti-dilutive for that year.

The calculation of diluted earnings per share for the year ended 31 December 2008 is based on the profit attributable to ordinary equity shareholders of the Company of RMB 26,592 million and the weighted average number of the shares of 87,789,799,595 calculated as follows:

(i) Profit attributable to ordinary equity shareholders of the Company (diluted)

2008
RMB millions

Profit attributable to ordinary equity shareholders
of the Company	29,769
After tax effect of exchange gain net of interest expense
of the Convertible Bonds	(217)
After tax effect of unrealised gain on embedded
derivative component of the Convertible Bonds	(2,960)

Profit attributable to ordinary equity shareholders
of the Company (diluted)	26,592

(ii) Weighted average number of shares (diluted)

2008
Number of shares

Weighted average number of
shares at 31 December	86,702,439,000
Effect of conversion of the Convertible Bonds	1,087,360,595

Weighted average number of shares (diluted)
at 31 December	87,789,799,595

The calculation of diluted earnings per share for year ended 31 December 2008 excludes the effect of the Warrants, since it did not have any dilutive effect.

9.5.4	Dividends

Dividends payable to equity shareholders of the Company attributable to the year represent:

	2008	2007
	RMB millions	RMB millions

Dividends declared and paid during
the year of RMB 0.03 per share
(2007: RMB 0.05 per share)	2,601	4,335
Dividends declared after the balance sheet
date of RMB 0.09 per share
(2007: RMB 0.115 per share)	7,803	9,971

	10,404	14,306

Pursuant to the Company’s Articles of Association and a resolution passed at the Directors’ meeting on 22 August 2008, the directors authorised to declare an interim dividend for the year ended 31 December 2008 of RMB 0.03 (2007: RMB 0.05) per share totalling RMB 2,601 million (2007: RMB 4,335 million), which was paid on 19 September 2008.

Pursuant to a resolution passed at the Directors’ meeting on 27 March 2009, a final dividend in respect of the year ended 31 December 2008 of RMB 0.09 (2007: RMB 0.115) per share totalling RMB 7,803 million (2007: RMB 9,971 million) was proposed for shareholders’ approval at the Annual General Meeting. Final dividend of RMB 7,803 million (2007: RMB 9,971 million) proposed after the balance sheet date has not been recognised as a liability at the balance sheet date.

Dividends payable to equity shareholders of the Company attributable to the previous financial year, approved and paid during the year represent:

	2008	2007
	RMB millions	RMB millions

Final dividends in respect of the
previous financial year, approved
and paid during the year of
RMB 0.115 per share
(2007: RMB 0.11 per share)	9,971	9,537

Pursuant to the shareholders’ approval at the Annual General Meeting on 26 May 2008, a final dividend of RMB 0.115 per share totalling RMB 9,971 million in respect of the year ended 31 December 2007 was declared and paid on 30 June 2008.

Pursuant to the shareholders’ approval at the Annual General Meeting on 29 May 2007, a final dividend of RMB 0.11 per share totalling RMB 9,537 million in respect of the year ended 31 December 2006 was declared and paid on 29 June 2007.

9.5.5	Trade accounts receivables, net and bills receivable

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions

Amounts due from third parties	11,289	21,839	3,491	4,407
Amounts due from subsidiaries	—	—	8,001	9,378
Amounts due from Sinopec
Group Company and
fellow subsidiaries	2,673	2,240	1,281	680
Amounts due from associates
and jointly controlled entities	1,408	1,750	484	1,445

	15,370	25,829	13,257	15,910
Less: Impairment losses for
bad and doubtful debts	(2,381)	(2,882)	(1,983)	(2,363)

	12,989	22,947	11,274	13,547
Bills receivable	3,659	12,851	830	6,377

	16,648	35,798	12,104	19,924

The ageing analysis of trade accounts and bills receivables (net of impairment losses for bad and doubtful debts) is as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions

Within one year	16,526	35,523	12,043	19,723
Between one and two years	79	156	23	118
Between two and three years	16	93	11	61
Over three years	27	26	27	22

	16,648	35,798	12,104	19,924

Impairment losses for bad and doubtful debts are analysed as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions

Balance at 1 January	2,882	3,345	2,363	2,668
Impairment losses recognised
for the year	143	295	126	205
Reversal of impairment losses	(254)	(204)	(237)	(154)
Written off	(390)	(554)	(301)	(457)
Transferred from subsidiaries	—	—	32	101

Balance at 31 December	2,381	2,882	1,983	2,363

Sales are generally on a cash term. Credit is generally only available for major customers with well-established trading records. Amounts due from Sinopec Group Company and fellow subsidiaries are repayable under the same terms.

9.5.6	Trade accounts and bills payables

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions

Amounts due to third parties	52,997	87,577	26,744	26,910
Amounts due to subsidiaries	—	—	25,158	29,012
Amounts due to Sinopec Group
Company and fellow subsidiaries	1,840	3,522	1,339	2,797
Amounts due to associates and
jointly controlled entities	1,830	1,950	361	213

	56,667	93,049	53,602	58,932
Bills payable	17,493	12,162	13,453	8,613

	74,160	105,211	67,055	67,545

The maturities of trade accounts and bills payables are as follows:

	The Group		The Company
	2008	2007	2008	2007
	RMB millions	RMB millions	RMB millions	RMB millions

Due within 1 month or
on demand	38,745	75,401	35,102	42,073
Due after 1 month but within
6 months	35,267	29,609	31,829	25,387
Due after 6 months	148	201	124	85

	74,160	105,211	67,055	67,545

9.5.7	Segmental reporting

	2008	2007
	RMB millions	RMB millions
Turnover
Exploration and production
External sales	26,403	20,437
Inter-segment sales	151,393	107,473

	177,796	127,910
Refining
External sales	129,668	117,256
Inter-segment sales	683,965	534,671

	813,633	651,927
Marketing and distribution
External sales	802,817	659,552
Inter-segment sales	3,200	2,841

	806,017	662,393
Chemicals
External sales	207,396	217,452
Inter-segment sales	27,481	15,990

	234,877	233,442
Corporate and others
External sales	254,037	159,172
Inter-segment sales	479,982	297,145

	734,019	456,317
Elimination of inter-segment sales	(1,346,021)	(958,120)

Turnover	1,420,321	1,173,869

	2008	2007
	RMB millions	RMB millions

Other operating revenues
Exploration and production	18,705	17,757
Refining	4,948	4,996
Marketing and distribution	1,181	461
Chemicals	6,214	7,247
Corporate and others	732	513

Other operating revenues	31,780	30,974

Other income
Refining	40,502	1,926
Marketing and distribution	9,840	2,937

Total other income	50,342	4,863

Turnover, other operating revenues
and other income	1,502,443	1,209,706

	2008	2007
	RMB millions	RMB millions

Result
Operating profit/(loss)
By segment
- Exploration and production	66,569	48,766
- Refining	(61,538)	(10,452)
- Marketing and distribution	38,209	35,727
- Chemicals	(13,102)	13,306
- Corporate and others	(2,015)	(1,483)

Total operating profit	28,123	85,864

Share of profits less losses from
associates and jointly controlled entities
- Exploration and production	216	164
- Refining	(822)	(114)
- Marketing and distribution	708	519
- Chemicals	(92)	2,959
- Corporate and others	570	516

Aggregate share of profits less losses from
associates and jointly controlled entities	580	4,044

Finance costs
Interest expense	(11,326)	(7,314)
Interest income	445	405
Unrealised gain/(loss) on embedded
derivative component of
the Convertible Bonds	3,947	(3,211)
Foreign exchange loss	(954)	(311)
Foreign exchange gain	3,112	2,330

Net finance costs	(4,776)	(8,101)

Investment income	390	1,657

Profit before taxation	24,317	83,464
Tax benefit/(expense)	1,883	(24,721)

Profit for the year	26,200	58,743

	2008	2007
	RMB millions	RMB millions

Assets
Segment assets
- Exploration and production	235,866	198,945
- Refining	180,270	193,956
- Marketing and distribution	132,434	127,047
- Chemicals	121,964	120,988
- Corporate and others	31,124	34,285

Total segment assets	701,658	675,221

Interest in associates and jointly
controlled entities
- Exploration and production	1,779	1,080
- Refining	5,415	3,915
- Marketing and distribution	5,630	5,355
- Chemicals	9,292	12,176
- Corporate and others	5,260	7,062

Aggregate interest in associates and
jointly controlled entities	27,376	29,588
Unallocated assets	38,793	27,916

Total assets	767,827	732,725

Liabilities
Segment liabilities
- Exploration and production	62,375	45,185
- Refining	35,758	46,017
- Marketing and distribution	37,423	31,118
- Chemicals	16,220	20,786
- Corporate and others	32,566	51,804

Total segment liabilities	184,342	194,910
Unallocated liabilities	234,163	205,057

Total liabilities	418,505	399,967

	2008	2007
	RMB millions	RMB millions

Capital expenditure
Exploration and production	57,646	54,498
Refining	12,491	22,763
Marketing and distribution	14,148	12,548
Chemicals	20,622	16,184
Corporate and others	2,393	3,289

	107,300	109,282

Depreciation, depletion and amortisation
Exploration and production	22,115	18,216
Refining	9,484	9,020
Marketing and distribution	4,946	6,032
Chemicals	8,463	8,977
Corporate and others	815	1,070

	45,823	43,315

Impairment losses on long-lived assets
Exploration and production	5,991	481
Refining	270	1,070
Marketing and distribution	709	1,237
Chemicals	1,511	318
Corporate and others	19	—

	8,500	3,106

	9.6	Changes in the scope of consolidation

☐ Applicable √ Not applicable

§10.		Repurchase, Sales and Redemption of Shares

☐ Applicable √ Not applicable

§11.		Application of the Model Code

During this reporting period, none of the directors had breached the requirements set out in the Model Code for Securities Transactions by Directors of Listed Issuers, Appendix 10 to the Listing Rules stipulated by the Hong Kong Stock Exchange.

§12.		Code on Corporate Governance Practice

Sinopec Corp. has complied with the code provisions of the code on Corporate Governance Practice. The Corporate Governance Report of Sinopec Corp. is continued in its 2008 Annual Report.

§13.		Review of Financial Results

The financial results for the year ended 31 December 2008 have been reviewed with no disagreement by the Audit Committee of Sinopec Corp.

§14.
A detailed results announcement containing all the information required by Paragraphs 45 of Appendix 16 to the Hong Kong Listing Rules will be published on the website of the Hong Kong Stock Exchange in due course.

This announcement is published in both English and Chinese languages. The Chinese version shall prevail.

By order of the Board
Su, Shulin
Chairman

Beijing, China, 27 March 2009

As at the date of this Announcement, the directors of Sinopec Corp are Messrs.  Su Shulin*, Zhou Yuan*, Wang Tianpu#, Zhang Jianhua#, Wang Zhigang#, Dai Houliang#, Fan Yifei*, Yao Zhongmin*, Liu Zhongli+, Shi Wanpeng+ and Li Deshui+.

# Executive Directors
* Non-executive Directors
+ Independent Non-executive Directors